Exhibit 10.6
EXECUTION VERSION

THE LOANS UNDER THIS AGREEMENT HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). BEGINNING NO LATER THAN 10 DAYS AFTER THE FUNDING DATE, A LENDER MAY, UPON REQUEST, OBTAIN FROM THE BORROWER THE LOAN’S ISSUE PRICE, ISSUE DATE, AMOUNT OF OID AND YIELD TO MATURITY BY CONTACTING THE CHIEF FINANCIAL OFFICER OF THE BORROWER, AT NEW DEVELOPMENT HOLDINGS, LLC, C/O CALPINE CORPORATION, 717 TEXAS AVENUE, SUITE 1000, HOUSTON, TEXAS 77002.

CREDIT AGREEMENT

dated as of

June 8, 2010

among

NEW DEVELOPMENT HOLDINGS, LLC,
as Borrower,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG,
as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC
CITIGROUP GLOBAL MARKETS INC., and
DEUTSCHE BANK SECURITIES INC.,
as Joint Bookrunners and Joint Lead Arrangers

CREDIT SUISSE AG,
as Syndication Agent

CREDIT SUISSE AG
CITIBANK, N.A., and
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Co-Documentation Agents

-i-

-ii-

SCHEDULES
Schedule 1.01(a)	–	Additional Excluded Assets
Schedule 1.01(b)	–	[Reserved]
Schedule 1.01(c)	–	Designated Generating Plants
Schedule 1.01(d)	–	Generating Plants
Schedule 1.01(e)	–	Mortgaged Property
Schedule 1.01(f)	–	O&M Agreements
Schedule 1.01(g)	–	Subsidiary Guarantors
Schedule 1.01(h)	–	Tolling Agreements
Schedule 2.01	–	Lenders and Commitments

Page
Schedule 3.08	–	Subsidiaries
Schedule 3.09	–	Litigation
Schedule 3.16	–	Environmental Matters
Schedule 3.17(a)	–	UCC Filing Offices
Schedule 3.17(c)	–	Mortgage Filing Offices
Schedule 3.18(a)	–	Owned Real Property
Schedule 3.18(b)	–	Leased Real Property
Schedule 3.18(c)	–	Eased Real Property
Schedule 3.19	–	Labor Matters
Schedule 4.02(a)	–	Local Counsel
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.07	–	Transactions with Affiliates

EXHIBITS

Exhibit A	–	Form of Administrative Questionnaire
Exhibit B	–	Form of Assignment and Acceptance
Exhibit C	–	Form of Borrowing Request
Exhibit D	–	Form of Guarantee and Collateral Agreement
Exhibit E	–	[Reserved]
Exhibit F	–	Form of Affiliate Subordination Agreement
Exhibit G-1	–	Form of Opinion of White & Case LLP
Exhibit G-2	–	Form of Opinion of Kirkland & Ellis LLP
Exhibit H	–	Form of Compliance Certificate
Exhibit I-1 - I-3	–	United States Tax Compliance Certificate
Exhibit J	–	Form of Control Agreement
Exhibit K	–	Form of Perfection Certificate
Exhibit L	–	Form of Affiliated Lender Assignment Agreement

iv

CREDIT AGREEMENT dated as of June 8, 2010, among NEW DEVELOPMENT HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), and CREDIT SUISSE AG, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders. Capitalized terms shall have the meanings set forth in Article I.

RECITALS

A. On April 20, 2010, Borrower, a wholly owned indirect subsidiary of Calpine Corporation, a Delaware corporation (the “Parent”), entered into that certain Purchase Agreement, dated as of April 20, 2010 (the “Purchase Agreement”), by and among Pepco Holdings, Inc. (“Pepco”), Conectiv, LLC (“Conectiv” and, together with Pepco, the “Sellers”), Conectiv Energy Holding Company, LLC (the “Target”) and Borrower whereby Borrower agreed to purchase (the “Acquisition”) 100% of the membership interests of Target.

B. To fund a portion of the Acquisition, Parent will make the Equity Contribution.

C. The Borrower has requested the Lenders to extend credit in the form of (i) Term Loans on the Funding Date in an aggregate principal amount not in excess of $1,300,000,000 and (ii) Revolving Loans at any time after the Funding Date and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $100,000,000. The Borrower has requested the Issuing Banks to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $50,000,000, to support payment obligations incurred in the ordinary course of business by Borrower and its Subsidiaries.

D. The Lenders are willing to extend such credit to the Borrower and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” shall have the meaning assigned to such term in the Recitals.

“Additional Excluded Assets” shall mean the assets described in Schedule 1.01(a) hereto.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the greater of 1.50% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Fee Letter” shall mean the Fee Letter dated the Funding Date by and between Borrower and the Agent.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Administrative Services Agreement” shall mean that certain Administrative Services Agreement, dated as of the Funding Date, by and among the Borrower and its Subsidiaries and Parent, as in effect on the Funding Date.

“Administrative Services Subordination Agreement” shall mean that certain Administrative Services Subordination Agreement, dated as of the Funding Date, by and among the Borrower and its Subsidiaries and Parent, as in effect on the Funding Date.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that the term “Affiliate” shall also include any Person that directly or indirectly owns 5% or more of any class of Equity Interests of the Person specified.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit F pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Affiliated Lender” shall mean a Lender that is Parent or an Affiliate of Parent.

“Affiliated Lender Assignment Agreement” shall have the meaning assigned to such term in Section 9.04(l).

“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a three-month Interest Period plus 1.0%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. For purposes of this definition, Adjusted LIBO Rate shall be determined using the Adjusted LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of Adjusted LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Adjusted LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Term Loan, 5.50% per annum, (b) with respect to any ABR Term Loan, 4.50% per annum and (c) with respect to any Eurodollar Revolving Loan or ABR Revolving Loan, the applicable percentage set forth below under the caption “Eurodollar Spread—Revolving Loans” or “ABR Spread—Revolving Loans”, as the case may be, based upon the Borrower’s Moody’s Rating and S&P Rating as of the relevant date of determination; provided that in the case of a split rating (except as specified below), the Applicable Margin shall be based upon the lower of the two ratings:

Moody’s Rating / S&P Rating	Eurodollar Spread— Revolving Loans	ABR Spread— Revolving Loans	Commitment Fee
Ba3 and BB- (or higher)	5.50%	4.50%	0.50%
B1 and BB- or Ba3 and B+	5.75%	4.75%	0.75%
B1 and B+	6.00%	5.00%	1.00%
B2 and B	6.50%	5.50%	1.00%
B3 and B- (or lower) / Unrated	9.50%	8.50%	1.50%

Each change in the Applicable Margin resulting from a change in the Borrower’s Moody’s Rating or S&P Rating shall become effective as of the first day of the next fiscal quarter succeeding the formal publication by Moody’s or S&P of such change.

“Asset Sale” shall mean the sale, transfer or other Disposition (by way of merger, Casualty Event, Condemnation Event, title claim or otherwise) by the Borrower or any of the Subsidiaries to any Person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Subsidiaries (other than (i) inventory, damaged, surplus, uneconomical, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) Dispositions of the Additional Excluded Assets to Parent or any subsidiary thereof, so long as the aggregate fair market value of such Dispositions (excluding any fuel inventory) does not exceed $25,000,000 in the aggregate, (iii) Dispositions of property that is no longer used or useful in the business, (iv) the consumption or use of fuel supplies, or other consumables, the conversion of fossil, geothermal or other assets to power or the distribution, sale or trading of power (including without limitation, steam or electrical power) and natural gas or other fuels or the sale or trading of emissions credits, in each case in the ordinary course of business and consistent with the past practices of Parent and its Subsidiaries, (v) exchanges or trade-ins, or sales and application of proceeds to or for replacement assets to be used in the business, (vi) discounts or write-offs of accounts receivable overdue by more than ninety (90) days or the sale of any such accounts receivable for the purpose of collection, in each case by the Borrower or any of its Subsidiaries in the ordinary course of business, (vii) terminations of leases, surrenders or subleases of real or personal property by the Borrower or any of its Subsidiaries in the ordinary course of business, (viii) incurrence of Liens permitted under Section 6.02, (ix) engaging in transactions permitted under Section 6.05(a), (x) Dispositions of turbine parts and components to the Borrower or any of its Subsidiaries for use as spare or replacement parts, (xi) making investments, loans and advances permitted under Section 6.04, (xii) the trading and sharing of parts and components for equipment, tools and equipment, including turbine parts and components, among the Borrower and its Affiliates, including for purposes of spare or replacement parts, (xiii) Dispositions of assets required by Contractual Obligations existing as of the Funding Date, (xiv) the sale of any coal inventory related to the operation of the Generating Plants as provided for in Section 6.21 of the Purchase Agreement and (xv) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $5,000,000).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Available Basket Amount” at any date of determination, an amount (to the extent not otherwise applied prior to such date) equal to:

(a) (i) the Available Excess Cash Flow Amount plus (ii) the Net Cash Proceeds received by the Borrower after the Funding Date from the issuance of its Equity Interests (other than any such Equity Interests to the extent utilized in connection with the exercise of the Cure Right or used to make investments pursuant to Section 6.04(n)) plus (iii) the portion of Extraordinary Receipts received on or before such date that are not required to be applied to prepay outstanding Term Loans pursuant to Section 2.13(f), minus

(b) the sum at the time of determination of:

(i) the cumulative amount thereof used to make investments pursuant to Section 6.04(g) from the Available Basket Amount after the Funding Date and on or prior to the date of determination,

(ii) the cumulative amount thereof used to make Restricted Payments pursuant to Section 6.06(a)(iii) from the Available Basket Amount after the Funding Date and on or prior to the date of determination; and

(iii) the cumulative amount thereof used to make Capital Expenditures pursuant to Section 6.10(b)(i) and 6.10(b)(iv) from the Available Basket Amount after the Funding Date and on or prior to the date of determination.

“Available Excess Cash Flow Amount” shall mean, at any date of determination, (a) the sum of the amounts of Excess Cash Flow for all periods ending on or prior to such date minus (b) the aggregate amount of prepayments required to be made pursuant to Section 2.13(d) of this Agreement through the date of determination.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property im-

mediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carryforward Amount” shall have the meaning assigned to such term in Section 6.01(a).

“Casualty Event” means the damage or destruction by fire, explosion or other casualty loss of all or any part of any assets or properties of the Companies (other than Additional Excluded Assets).

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental or Regulatory Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental or Regulatory Authority made or issued after the date of this Agreement.

“Change of Control” shall mean, at any time after the Funding Date, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) (such “person” or “group”, a “Proposed Acquiror”), other than Parent, shall have acquired ownership, directly or indirectly, beneficially or of record, of more than 50% on a fully diluted basis of the aggregate voting power represented by the issued and outstanding capital stock of Borrower unless (i) such Proposed Acquiror is a Qualified Owner and (ii) each of S&P and Moody’s shall have provided written confirmation of their respective ratings (or better) of the Credit Facilities (as in effect immediately prior to such acquisition) after giving effect to such acquisition.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class,” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Term Loan Commitment.

“Closing Date” shall mean June 8, 2010.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” shall mean collectively, Credit Suisse AG, Deutsche Bank Trust Company Americas and Citibank, N.A., in their capacity as Co-Documentation Agents.

“Collateral” shall mean all the “Collateral” as defined in any Security Document, the Mortgaged Properties and any other assets subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Companies” means the Borrower and its Subsidiaries.

“Comparable Project” shall mean one or more electric generating facilities that are of a size and scope substantially similar or greater than the Generating Plants taken as a whole.

“Condemnation Event” shall mean the taking by condemnation or eminent domain of any of the assets or properties of the Companies (other than the Additional Excluded Assets).

“Confidential Information Memorandum” shall mean the Public Confidential Information Memorandum of the Borrower dated May 2010.

“Conectiv” shall have the meaning assigned to such term in the Recitals.

“Consolidated Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period required to be paid in cash.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense (inclusive of letter of credit fees, commitment fees and similar items whether or not included in determining Consolidated Interest Expense, and amortization of deferred financing fees and original issue discount) for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary or non-recurring non-cash expenses or losses, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (v) non-cash losses on sales or impairments of assets, (vi) unrealized gains or losses or any non-cash realized gains or losses recognized in accordance with ASC 815 and ASC 718, (vii) non-cash charges attributable to ASC 480, (viii) operating lease expense, (ix) distributions actually received from unconsolidated investments or Excluded Subsidiaries for the relevant period, (x) Restructuring Costs, (xi) major maintenance expense as reflected in Consolidated Net Income (other than the write-down of current assets) for such period, (xii) any costs under the Administrative Services Agreement during such period, and (xiii) any fees, costs, expenses, accruals or other charges relating to the Transactions or any future issuance or incurrence of Indebtedness, and minus (b) without duplication to the extent included in determining such Consolidated Net Income, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets), (iii) income tax credits (to the extent not netted from consolidated income tax expense), (iv) any non-cash gain recorded on the repurchase or extinguishment of debt, (v) any other non-cash, non-operating income and (vi) income/loss from unconsolidated investments. For purposes of determining the Leverage Ratio for the full first, second and third fiscal quarters ended after the Funding Date, Consolidated EBITDA will be deemed to be equal to (a) the Consolidated EBITDA for the fiscal quarter ended after the Funding Date, multiplied by 4, (b) the Consolidated EBITDA for the two consecutive fiscal quarters ended after the Funding Date, multiplied by 2 and (c) the Consolidated EBITDA for the three consecutive fiscal quarters ended after the Funding Date, multiplied by 4/3, respectively. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Interest Coverage Ratio or the Leverage Ratio in accordance with Section 6.12, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period, and (iii) any pro forma calculation contemplated by clause (i) or (ii) of this sentence shall also give pro forma effect to any related cost savings to the extent such cost savings would be permitted or required to be reflected in pro forma financial information by Regulation S-X under the Securities Act of 1933, as amended, together with those cost savings that are certified by a Financial Officer of the Borrower as having been realized or for which the necessary steps for realization have been taken or are reasonably expected to be taken within 12 months following such calculation. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $65,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $65,000,000.

“Consolidated Indebtedness” shall mean, as at any date of determination for any Person, the aggregate stated balance sheet amount of all Indebtedness of such Person and its Subsidiaries (other than the Excluded Subsidiaries) on a consolidated basis as determined in accordance with GAAP, excluding its Indebtedness of a type described in clause (g), (i) and (k) of the definition thereof.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries (other than the Excluded Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (c) to the extent not otherwise included in the definition of Consolidated Interest Expense, letter of credit fees, commitment fees and similar items, less (x) interest income of the Borrower and the Subsidiaries for such period and (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries (other than the Excluded Subsidiaries) for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Borrower during such period as though such charge, tax or expense had been incurred by the Borrower, to the extent that the Borrower has made or would be entitled under the Loan Documents to make any payment to or for the account of Borrower in respect thereof); provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary, (c) the income of any Person in which any other Person (other than the Borrower or a Wholly Owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Subsidiary by such Person during such period, and (d) any gains attributable to sales of assets out of the ordinary course of business.

“Constellation Tolling Agreement” shall mean the Tolling Agreement, dated as of December 13, 2007, between Conectiv Mid-Merit, LLC, as seller and Constellation Energy Commodities Group, Inc., as buyer.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean a control agreement substantially in the form of Exhibit J or such other form acceptable to the Collateral Agent.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, letter of credit and term loan facilities provided for by this Agreement.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments and derivative-related assets) of the Borrower and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long term Indebtedness, (b) outstanding Revolving Loans and (c) derivative-related liabilities.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Revolving Credit Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolving Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder (unless (i) such Revolving Credit Lender and at least one other unaffiliated Revolving Credit Lender shall have notified the Administrative Agent and the Borrower in writing of their good faith determination that a condition to their obligation to fund Revolving Loans or participations in Letters of Credit shall not have been satisfied and (ii) Revolving Credit Lenders representing a majority in interest of the Commitments of the applicable Class shall not have advised the Administrative Agent in writing of their determination that such condition has been satisfied), (b) notified Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Facility Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good-faith dispute, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment; provided that (i) if a Lender would be a “Defaulting Lender” solely by reason of events relating to a parent company of such Lender as described in clause (e) above, the Administrative Agent may, in its discretion, determine that such Lender is not a “Defaulting Lender” if and for so long as the Administrative Agent is satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) the Administrative Agent may, by notice to the Borrowers and the Lenders, declare that a Defaulting Lender is no longer a “Defaulting Lender” if the Administrative Agent determines, in its discretion, that the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply.

“Delta Construction Budget” shall have the meaning assigned to such term in the Purchase Agreement.

“Delta Construction Reserve” shall mean the reserve established by the Borrower on the Funding Date and reflected in the use of proceeds on the Funding Date for amounts required to complete the Delta Project in an amount equal to $65,000,000 and subject to adjustment pursuant to Section 2.02(b) of the Purchase Agreement in respect of the Delta Construction Budget.

“Delta Independent Engineer” shall mean The Shaw Group Inc. (Boston, Massachusetts office) or, if unavailable, a nationally-recognized engineering firm selected by mutual agreement of Pepco Holdings, Inc., a Delaware corporation and Borrower, as provided in the Purchase Agreement.

“Delta Project” shall mean the approximately 565 megawatt dual fuel combined cycle generation plant under construction in Peach Bottom Township, Pennsylvania.

“Delta Project Indebtedness” shall mean Indebtedness incurred in connection with the Delta Project; provided that such Indebtedness is Non-Recourse Indebtedness.

“Deposit Account” shall have the meaning given such term in the New York UCC.

“Designated Generating Plants” shall mean the Generating Plants listed in Schedule 1.01(c), including the Real Property associated with such Generating Plants.

“Disclosure Letter” shall have the meaning assigned to such term in the Purchase Agreement.

“Disposition” shall mean with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, granting, bargain, encumbrance, granting of options with respect to or other disposition or transfer thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Term Loan Maturity Date.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender, (iv) any Purchasing Borrower Party or Affiliated Lender, in each case to the extent permitted by Section 9.04(1), and (v) any other Person (other than a natural person) approved by the Administrative Agent, each Issuing Bank (in the case of a Revolving Credit Commitment and, except as provided in Section 9.04(b), the Borrower (each such approval not to be unreasonably withheld or delayed).

“Eligible Facility” shall mean a gas-fired electric generation facility with a nominal capacity of 1000 MW or less.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surfaces, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Capital Expenditures” shall mean capital expenditures required by, or reasonably related to the Borrower’s or its Subsidiaries’ compliance with, Environmental Laws.

“Environmental Claim” shall mean any administrative, regulatory or judicial claim, notice of noncompliance or of potential responsibility, suit, action, complaint, demand or proceeding alleging actual or potential liability under or violation of any Environmental Law.

“Environmental Laws” shall mean all applicable Federal, state, local and foreign laws (including principles of common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders) and agreements, in each case, relating to protection of the Environment or of human health (as it relates to the exposure to Hazardous Materials) or to the presence, Release or threat of Release of Hazardous Mate-

rials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials, including without limitation the New Jersey Industrial Site Recovery Act as amended by the Site Remediation Reform Act.

“Environmental Liability” shall mean all damages, losses, judgments, orders, fines, penalties, fees, expenses and costs arising out of (a) compliance or non compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threat of Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” shall mean the contribution by Parent (or a Wholly Owned Subsidiary of Parent) to the Borrower in cash as common equity in an amount equal to $540,000,000; provided that such contribution shall be (x) increased by 100% of the amount by which the total uses of funds for the transactions described in Section 5.08 exceeds $1,840,000,000 and (y) decreased by 30% of the amount by which the total uses of funds for the transactions described in Section 5.08 is less than $1,840,000,000.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” shall mean any issuance or sale by the Borrower or any of their respective subsidiaries of any Equity Interests of the Borrower or any such subsidiary, as applicable, except in each case for (a) any issuance or sale to Parent or any Subsidiary thereof and (b) any issuance of directors’ qualifying shares.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the applicable notice period is waived), (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan pursuant to Section 4042 of ERISA, (f) the adoption of any amendment to a Plan that would require the provision of security, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice imposing Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” or with respect to which the Borrower or any such Subsidiary incurs liability or (i) any Foreign Benefit Event.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal quarter of the Borrower, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal quarter, (ii) reductions to noncash working capital of the Borrower and the Subsidiaries for such fiscal quarter (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal quarter) over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by the Borrower and the Subsidiaries with respect to such fiscal quarter, (ii) Consolidated Cash Interest Expense for such fiscal quarter, (iii) Capital Expenditures made in cash in accordance with Section 6.10 (other than Capital Expenditures made from the Available Basket Amount pursuant to Section 6.10(b)(i) or Section 6.10(b)(iv)) during such fiscal quarter, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under clauses (b), (c), (e) and, except to the extent reflected in Consolidated EBITDA for such fiscal quarter, (f) of Section 2.13) made in cash by the Borrower and the Subsidiaries during such fiscal quarter, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) amounts added back to Consolidated Net Income in determining Consolidated EBITDA for such quarter pursuant to clauses (a)(viii), (a)(x) (to the extent constituting items described in clauses (b) or (c) of the definition of Restructuring Costs), (a)(xi), (a)(xii) and (a)(xiii) of the definition thereof, (vi) Restricted Payments paid pursuant to Section 6.06(a)(v) during such quarter, and (vii) additions to noncash working capital for such fiscal quarter (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal quarter).

“Excluded Subsidiary” shall mean (i) any subsidiary formed after the Closing Date and designated by the Borrower as an “Excluded Subsidiary” in an officer’s certificate delivered to the Administrative Agent and (ii) Delta LLC and its Subsidiaries, provided that (x) the Borrower has designated such Subsidiaries as Excluded Subsidiaries and (y) the Borrower has repaid the Term Loans in accordance with Section 2.13(e) in connection with such designation.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) as a result of such recipient (i) being organized or having its principal office in such jurisdiction, or in the case of any Lender, in having its applicable lending office in such jurisdiction, or (ii) having another former or present connection with such jurisdiction (or political subdivision) unless such connection results solely from such recipient’s executing, delivering, becoming a party to, or performing its obligations or receiving a payment under or enforcing and/or engaging in any activities contemplated with respect to, this Agreement or any other Loan Document, (b) any Taxes in the nature of the branch profits tax within the meaning of Section 884 of the Code imposed by any jurisdiction described in clause (a), (c) other than an assignee pursuant to a request by Borrower under Section 2.21(a) hereto, any U.S. federal withholding tax that is imposed on amounts payable to such Person pursuant to any Laws in effect at the time such Person becomes a party hereto (or designates a new lending office), except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.20(a) hereto, (d) any withholding tax that is attributable to such Person’s failure to comply with Section 2.20(e) hereto, and (e) any United States federal withholding taxes that would not have been imposed but for a failure by a Lender (or any financial institution through which any payment is made to such Lender) to comply with the procedures, certifications, information reporting, disclosure or other requirements of Sections 1471-1474 of the Code, or any successor provision that is substantially the same.

“Existing Revolving Facility” shall have the meaning assigned to such term in Section 2.24(b).

“Existing Revolving Loan” shall have the meaning assigned to such term in Section 2.24(b).

“Existing Term Loan Facility” shall have the meaning assigned to such term in Section 2.24(a).

“Extended Revolving Credit Commitments” shall have the meaning assigned to such term in Section 2.24(b).

“Extended Revolving Loans” shall have the meaning assigned to such term in Section 2.24(b).

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.24.

“Extension Election” shall have the meaning assigned to such term in Section 2.24.

“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Loan Party not in the ordinary course of business, including, without limitation, purchase price adjustments, tax refunds, judgments and litigation settlements, pension plan reversions, condemnation awards and indemnity payments other than (w) proceeds of business interruption insurance, (x) proceeds of Asset Sales or asset sale or insurance or condemnation proceeds excluded from Asset Sales pursuant to the definition thereof, (y) working capital adjustments under acquisition agreements and (z) payments received by the Borrower and its Subsidiaries in reimbursement for payments made or to be made to third persons.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean, collectively, (i) each of (x) the fee letter dated April 20, 2010 by and among the Parent and the Lead Arrangers and (y) the fee letter dated April 20, 2010 by and between the Parent and the Agent and (ii) the Administrative Fee Letter.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“FERC” shall mean the Federal Energy Regulatory Commission, or any successor agency.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, or (d) the incurrence of any liability in excess of $1,000,000 by the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of the Borrower or any Subsidiary as a participating employer therein.

“Foreign Pension Plan” shall mean any defined benefit plan that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Funding Date” shall mean the first date on which all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 4.02.

“GAAP” shall mean United States generally accepted accounting principles applied on a basis consistent with the financial statements delivered pursuant to Section 4.02(o).

“Generating Plant” shall mean the Generating Plants listed on Schedule 1.01(d).

“Generating Plant Easement” shall mean the real property easement upon which any Generating Plant is located.

“Governmental or Regulatory Authority” shall mean any government, quasigovernmental authority, court, tribunal, arbitrator, authority, regulatory body, agency, commission, official or other instrumentality and any supranational organization of sovereign states exercising such function for such sovereign states of the United States or any foreign country or any domestic or foreign state, county, city or other political subdivision exercising executive, legislative or judicial authority and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over gas, electricity, power or other markets, including FERC, NERC, any independent system operator, or any regional transmission organization, including PJM.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Borrower, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, natural gas, natural gas liquids, coal ash, radioactive substances, asbestos and asbestos containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and (b) any chemical, material, substance, waste pollutant or contaminant in any form that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any (a) interest rate protection agreement, interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement or other agreements or arrangements designed to manage interest rate risk and (b) foreign currency exchange agreement, commodity price protection agreement or other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (k) all obligations of such Person as an account party in respect of letters of credit and (l) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such partnership, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean any Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Cash Interest Expense for such period.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” shall mean, as the context may require, (a) Credit Suisse, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k), with respect to Letters of Credit issued by such Lender. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, ordinances, codes, Orders, authorizations, judicial decisions, governmental agreements, and other pronouncements having the effect of law in the United States, any foreign country or any domestic or foreign state, country, city or other political subdivision or of any Governmental or Regulatory Authority.

“L/C Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Lead Arrangers” shall mean Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc, in their capacity as joint lead arrangers under this Agreement.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” shall mean any standby letter of credit issued pursuant to Section 2.23.

“Leverage Ratio” shall mean, on any date, the ratio of Total Net Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, encumbrance, charge, preference, priority, preferential arrangement or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean the Borrower and the Subsidiary Guarantors.

“Loans” shall mean the Revolving Loans and the Term Loans.

“Madison” means the retired plant more commonly known as the Madison Street Combustion Turbine Generating Station located in Wilmington, Delaware.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) on or prior to the Funding Date, a Target Material Adverse Effect and (b) after the Funding Date, (i) a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, (ii) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Material Subsidiary” shall mean any Subsidiary of the Borrower now or at any time hereafter meeting any one of the following conditions: (a) the assets of such Subsidiary exceed 5% of the aggregate assets appearing on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the most recently ended fiscal quarter of the Borrower, or (b) the gross revenues of such Subsidiary for the period of four consecutive fiscal quarters of the Borrower most recently ended exceed 5% of the gross revenues of the Borrower and its consolidated Subsidiaries for such period, or (c) such Subsidiary has one or more Subsidiaries and together therewith would, if considered in the aggregate, constitute a Material Subsidiary within the terms of clauses (a) and (b) of this definition. Upon the acquisition of a new Subsidiary, qualification as a “Material Subsidiary” shall be determined on a pro forma basis on the assumption that such Subsidiary had been acquired at the beginning of the relevant period of four consecutive fiscal quarters.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s Rating” shall mean, at any time, the rating of the Credit Facilities (for the avoidance of doubt, without regard to outlook) of the Borrower at such time as most recently formally published by Moody’s. The Borrower shall give the Agent prompt notice upon becoming aware of any change in the Moody’s Rating.

“Mortgaged Properties” shall mean, initially, collectively, (A) all real property owned by any of the Loan Parties (together with (i) all the easements, rights of way, rights and appurtenances pertaining to such real property, and (ii) the buildings, structures, fixtures and other improvements situated on such real property), (B) all real property for which any of the Loan Parties has an easement pursuant to any of the Generating Plant Easements (together with (1) all the easements, rights of way, rights and appurtenances pertaining to such real property, and (2) the buildings, structures, fixtures and other improvements situated on such real property) and (C) all real property leased, subleased, licensed or otherwise occupied or used by any of the Loan Parties (together with (1) all the easements, rights of way, rights and appurtenances pertaining to such real property, and (2) the buildings, structures, fixtures and other improvements situated on such real property) specified on Schedule 1.01(e), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12; provided that, Mortgaged Properties shall not include any Additional Excluded Assets.

“Mortgage Policies” shall have the meaning assigned to such term in Section 4.02(g).

“Mortgages” shall mean, collectively, the mortgages, deeds of trust, leasehold mortgages, easement mortgages, trust deeds, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 4.02(h) or pursuant to Section 5.12, each in a form to be agreed by Borrower and the Agents, together with any amendment, restatement, modification or replacement of any of the foregoing.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NERC” means the North American Electric Reliability Corporation, any regional reliability entity and any successor agency.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i)

selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset), (iv) amounts from any settlement payments in respect of any property or casualty insurance claims or any condemnation proceedings related to any asset required to be otherwise applied to the obligations under the applicable PPA, (v) amounts received in respect of any condemnation, property loss or casualty payment to the extent used to pay actual liabilities or losses in respect of such condemnation, property loss or casualty payments or to pay amounts required to be paid with such condemnation, property loss or casualty payments under the terms of Contractual Obligations then in effect; (b) with respect to any issuance or incurrence of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes (including the Borrower’s good faith estimates of income taxes paid or payable in connection therewith) and customary fees, commissions, costs and other expenses incurred in connection therewith; and (c) with respect to any Extraordinary Receipt, the cash proceeds received by or paid to or for the account of any Loan Party, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith; provided, however, in the case of any Asset Sale or any Extraordinary Receipt (other than an Extraordinary Receipt constituting a Specified Indemnification Payment) that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent within 30 days of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries (and constituting Collateral to the extent such proceeds being reinvested were from Collateral) (including, without limitation, investments and acquisitions) within 360 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used or contractually committed with notice being given of such contractual commitment at the end of such 360 day period (it being understood that the amount contractually committed must be so used within 180 days of the end of such 360 day period), at which time such proceeds shall be deemed to be Net Cash Proceeds received at such time.

“Non-Recourse Guarantee” shall mean any Guarantee by Borrower or its Subsidiaries of Non-Recourse Indebtedness as to which the lenders of such Non-Recourse Indebtedness have acknowledged that they will not have any recourse to the stock or assets of the Borrower or any of its Subsidiaries, except (x) to the limited extent set forth in such guarantee to pay fees and expenses and (y) Liens permitted by Section 6.02(m).

“Non-Recourse Indebtedness” shall mean Indebtedness:

(a) as to which neither Borrower nor any of its Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than pursuant to a Non-Recourse Guarantee or any arrangement to provide or guarantee to provide goods and services on an arm’s length basis, (ii) is directly or indirectly liable as a guarantor or otherwise, other than pursuant to a Non-Recourse Guarantee, or (ii) constitutes the lender;

(b) no default with respect to which would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower (other than this Agreement) or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity; and

(c) in the case of Non-Recourse Indebtedness incurred after the Funding Date, as to which the lenders of such Indebtedness have been notified in writing, or have otherwise agreed, that they will not have any recourse to the stock or assets of Borrower.

“Notice of Intent to Cure” shall have the meaning assigned to such term in Section 7.02.

“O&M Agreements” shall mean the Master Operation and Maintenance Agreements listed on Schedule 1.01(f).

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.23.

“Order” shall mean any writ, judgment, decree, injunction, award, settlement or stipulation, decision, determination, ruling, subpoena or verdict or other similar order entered, issued, made or rendered by any Governmental or Regulatory Authority (in each case whether preliminary or final).

“Other Funding Date Representations” shall mean those representations and warranties made by the Sellers and Target in the Purchase Agreement that (a) are material to the interests of the Lenders and (b) a breach of any of which would permit Borrower to terminate its obligations under the Purchase Agreement.

“Other Generating Plants” shall mean any combination of Generating Plants (other than the Specified Generating Plants) that in the aggregate have a capacity equal to at least 50% of the aggregate capacity of the Generating Plants (other than the Specified Generating Plants).

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, property or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” shall have the meaning assigned to such term in the Recitals.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pepco” shall have the meaning assigned to such term in the Recitals.

“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Funding Date (the “Initial Perfection Certificate”), executed and delivered by Borrower and each of the Subsidiary Guarantors existing on the Funding Date, and each other Perfection Certificate (which shall be substantially in the form of Exhibit K) executed and delivered by the applicable Loan Party from time to time, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 5.06(b).

“Permitted Cure Securities” shall mean any Equity Interests of Borrower other than Disqualified Stock, and upon which all dividends or distributions (if any) shall, prior to 91 days after the Term Loan Maturity Date, be payable solely in additional shares of such Equity Interests; provided that Equity Interests constituting Permitted Cure Securities when issued shall not cease to constitute Permitted Cure Securities as a result of the subsequent extension of the Term Loan Maturity Date.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances, time deposits, Eurodollar deposits or overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P;

(d) investment in fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with any Lender or a financial institution satisfying the criteria of clause (c) above;

(e) investment in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) investment in securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition;

(h) investment in “money market funds” that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000; and

(i) investments in “money market funds” or similar finds all of whose assets are invested in investments of the type described in clauses (a) through (h) above.

“Permitted PPA Counterparty Lien” shall mean a Lien granted by the Borrower or any Subsidiary in favor of a PPA Counterparty under a PPA; provided that all of the following conditions are satisfied:

(a) the PPA Counterparty shall not be an Affiliate of the Borrower or any of its Subsidiaries;

(b) the Lien shall not secure any Indebtedness and (i) shall have been granted solely to secure the performance obligations of the applicable Subsidiary under the PPA and/or any obligations of such Subsidiary to make a termination payment under the PPA, or (ii) shall create rights designed to enable the PPA Counterparty to assume operational control of the relevant facility or facilities (e.g., step-in rights) or otherwise continue performance of the Subsidiary’s obligations under the PPA;

(c) the PPA Counterparty shall be permitted to exercise its rights and remedies solely with respect to the assets subject to such Lien only:

(i) for so long as the PPA Counterparty remains current with respect to all of its payment obligations under the PPA and shall not otherwise be in a continuing default under the PPA;

(ii) if the PPA Counterparty continues to acknowledge the existence of the Liens securing the Obligations (unless and until the Liens securing the Obligations are eliminated in connection with a foreclosure of the Lien as contemplated by clause (d) of this definition); and

(iii) if either (x) the Subsidiary has terminated, rejected or repudiated the PPA (including, without limitation, any rejection or similar act by or on behalf of such Subsidiary in connection with any case under the bankruptcy code) or (y) the Subsidiary (A) provides or delivers capacity or energy to a third party if such Subsidiary is required under the PPA to provide or deliver such capacity or energy to the PPA Counterparty, (B) fails to operate or attempt to operate one or more of the relevant facilities at a time when the Subsidiary was required under the PPA to operate or attempt to operate such facility or facilities and such operation is not prevented by force majeure, forced outage or other events or circumstances outside the reasonable control of the Person responsible therefor, (C) fails to comply with any provisions of the PPA designed to enable the PPA Counterparty to assume operational control of the relevant facility or facilities (e.g., step-in rights) or otherwise take actions necessary to continue performance of Subsidiary’s obligations under the PPA, in each case to the extent the Subsidiary is then capable of complying with such provisions, (D) fails to pay to the PPA Counterparty any amount due and payable in accordance with the terms and conditions of the PPA, or (E) otherwise intentionally breaches its obligations under the PPA;

(d) the PPA Counterparty’s exercise of its rights with respect to the Lien shall be limited to (i) the taking of actions pursuant to any provisions of the PPA designed to enable the PPA Counterparty to assume operational control of the relevant facility or facilities (e.g., step-in rights) or otherwise necessary to continue performance of Subsidiary’s obligations under the PPA or (ii) the recovery of any termination payment due under the PPA; and

(e) the PPA Counterparty shall have executed and delivered a PPA Intercreditor Agreement.

“Permitted Tax Distributions” shall mean:

(a) with respect to any taxable year (or portion thereof) with respect to which the Borrower is a member of (or a disregarded entity treated as owned by a member of) a consolidated, combined or similar income tax group of which a direct or indirect parent of the Borrower is the common parent (“Tax Group”), distributions to the Borrower’s direct owner(s) to pay the portion of the Tax Group’s actual cash income tax liability (determined after taking into account net operating loss carryovers (including those arising in taxable years ending prior to the date hereof) and other tax attributes of the Tax Group) that is attributable to the taxable income of the Borrower and/or those Subsidiaries of the Borrower that are members of the Tax Group (as determined by the Borrower in its good faith discretion), which distributions shall in no event exceed the product of (i) the taxable income (if any) of the Borrower, and/or those Subsidiaries of the Borrower that are includible in such Tax Group, for such taxable year (or portion thereof), computed in the same manner used to determine the taxable income/loss of the Tax Group, and aggregating all income and losses of such entities as if they were one entity, and (ii) the combined federal, state and local income tax rate applicable to such income (which rate shall be assumed to equal the sum of (x) the highest marginal federal tax rate set forth in Section 11(b) of the Code for such taxable year (or portion thereof) plus (y) the effective state and local income tax rate (net of federal tax benefits) with respect to such income for such taxable year (or portion thereof), as determined by the Borrower in its good faith discretion), reduced, in each case, by any portion of such income Taxes directly paid to the appropriate taxing authority by the Borrower and/or any of its Subsidiaries; and

(b) with respect to any taxable year (or portion thereof) with respect to which the Borrower is a partnership for U.S. federal, state and/or local income tax purposes, distributions to the Borrower’s direct owner(s) to pay the portion of the actual cash tax liability of the direct or indirect owner(s) of the Borrower (determined after taking into account net operating loss carryovers available to such direct or indirect owner(s) (including those arising in taxable years ending prior to the date hereof) and other tax attributes of such direct or indirect owner(s)) that is attributable to the taxable income of the Borrower (as determined by the Borrower in its good faith discretion), which distributions shall in no event exceed the product of (i) the net taxable income of the Borrower for such taxable year (or portion thereof), reduced by any cumulative net taxable loss with respect to all prior taxable years (or portions thereof) beginning after the date hereof (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted against the income of the taxable year in question (or portion thereof) and (ii) the highest combined marginal federal and applicable state and/or local income tax rate (taking into account, to the extent applicable, the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to any direct owner (or, if a direct owner is a pass-through entity, indirect owner) of the Borrower for the taxable year in question (or portion thereof).

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental or Regulatory Authority or other entity.

“PJM” shall mean PJM Interconnection, L.L.C. and any successor agency.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“PPA” shall mean an agreement (including a tolling agreement, fuel conversion services agreement or other similar agreement) entered into by a Subsidiary for the sale of capacity or energy (and services ancillary or related thereto) from one or more of the Projects.

“PPA Counterparty” shall mean a counterparty to a PPA.

“PPA Intercreditor Agreement” shall mean an intercreditor agreement that provides for the following: (a) notice by the Borrower to the relevant PPA Counterparty of Defaults, Events of Default and any exercise of remedies by the Collateral Agent in connection therewith; (b) the right of the PPA Counterparty to exercise step-in rights; (c) notice to the Administrative Agent of any defaults under the relevant PPA; (d) standstill provisions relating to the exercise of remedies by the PPA Counterparty; (e) the right of Lenders to cure defaults under the relevant PPA without assuming the PPA or taking possession of the project; (f) the right of Lenders to cure defaults under the relevant PPA by stepping in, assuming the contract and curing “curable” defaults; (g) the right of Lenders to provide alternative collateral (e.g. letter of credit) in lieu of Permitted PPA Counterparty Liens; (h) the establishment of a payment waterfall absent special actions by the PPA Counterparty and Lenders; and (i) is otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Pullback Amount” shall have the meaning assignment to such term in Section 6.10(a).

“Purchase Agreement” shall have the meaning assigned to such term in the Recitals.

“Purchasing Borrower Party” shall mean Borrower or any Subsidiary of Borrower that becomes an Eligible Assignee or Participant pursuant to Section 9.04(l).

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Qualified Owner” shall mean any Person (including any Person Controlled by such Person) that (a) is a past or present owner of a Comparable Project, (b) has substantial experience as an operator of a Comparable Project or (c) has contracted for the operation of the Generating Plants by a Person meeting the requirements of clause (b) of this definition.

“REC Inventory” shall mean the renewable energy credits attributable to the Generating Plants prior to the Funding Date.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Action” shall mean the commencement of, or inclusion in, any action, suit or proceeding by a state utility regulatory authority having jurisdiction, challenging or seeking determination (i) of the ability of Sellers, Target or Borrower to complete the transactions contemplated by the Purchase Agreement or the validity or enforceability of the other transaction documents contemplated by the Purchase Agreement, without the receipt of prior approval of such regulatory body or (ii) with respect to the current ownership or operation of the Designated Generating Plants, including with respect to the owner’s use of or access thereto. Regulatory Action shall include, without limitation, the issuance of any injunction or restraining order by such regulatory authority or court of competent jurisdiction that prevents any party to the transaction documents contemplated by the Purchase Agreement from delivering at the Closing (as defined in the Purchase Agreement) any transaction document contemplated by the Purchase Agreement to which it will be a party or performing its obligations thereunder.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or through any building, structure, facility or fixture.

“Reorganization” shall mean all actions necessary to consummate the Transactions, including all transition activities and services, relocation and severance of employees, hiring bonuses, initial funding of employment and benefit programs, transfers of permits and licenses, purchases of new equipment, supplies and services and any other actions required to be taken to allow the Borrower and its Subsidiaries to operate their businesses on and after the Funding Date.

“Repayment Date” shall have the meaning given such term in Section 2.11(a).

“Repricing Transaction” shall mean the refinancing or repricing by the Borrower of the Term Loans under this Agreement (x) with the proceeds of any secured term loans incurred by the Borrower (including, without limita-

tion, any new or additional secured term loans under this Agreement) or (y) in connection with any amendment to this Agreement, in either case, (i) having or resulting in an effective interest rate or weighted average yield (to be determined by the Administrative Agent, in consultation with the Borrower, consistent with generally accepted financial practice, after giving effect to margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) as of the date of such refinancing that is, or could be by the express terms of such Indebtedness (and not by virtue of any fluctuation in any “base” rate), less than the Applicable Margin for or weighted average yield (to be determined by the Administrative Agent, in consultation with Borrower, on the same basis) of the Term Loans as of the date of such refinancing or repricing and (ii) in the case of a refinancing of the Term Loans, the proceeds of which are used to repay, in whole or in part, principal of outstanding Term Loans.

“Required Lenders” shall mean, at any time, Lenders having Loans, L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding, L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time; provided that the Revolving Loans, L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restoration Cost” shall mean, collectively, (a) the cost of restoring any assets or properties of the Companies (other than Additional Excluded Assets) damaged or destroyed in a Casualty Event to a condition reasonably comparable to their condition prior to such Casualty Event plus (b) the amount of lost profits reasonably expected to accrue beginning sixty (60) days following the Closing (as defined in the Purchase Agreement) of the Acquisition as a result of the Casualty Event to the business and operations of the Companies, as each such cost or amount is estimated by a qualified firm acceptable to Borrower and Sellers.

“Restricted Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary.

“Restructuring Costs” shall mean any non-recurring and other one-time costs incurred by the Borrower or its Subsidiaries in connection with the reorganization of its and its Subsidiaries’ business, operations and structure in respect of (a) the implementation of ongoing operational initiatives, (b) plant closures, plant “moth-balling” or consolidation, relocation or elimination of offices operations, and related severance costs and other costs incurred in connection with the termination, relocation and training of employees, (c) costs incurred in connection with the ISRA remediation, (d) costs incurred in connection with the Reorganization and (e) legal, consulting, employee retention and other advisor fees incurred in connection with the Transactions and the related Reorganization.

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Letters of Credit as provided for herein) as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Credit Maturity Date” shall mean the date that is the third anniversary of the Funding Date.

“Revolving Extension Request” shall have the meaning assigned to such term in Section 2.24(b).

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (b) of Section 2.01.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“S&P Rating” shall mean, at any time, the rating of the Credit Facilities (for the avoidance of doubt, without regard to outlook) of the Borrower at such time as most recently formally published by S&P. The Borrower shall give the Agent prompt notice upon becoming aware of any change in the S&P Rating.

“SEC” shall mean the Securities and Exchange Commission and any successor thereto.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Sellers” shall have the meaning assigned to such term in the Recitals.

“Specified Generating Plant” shall mean each of the following Generating Plants: Bethlehem, Hay Road, the Delta Project and Edge Moor (other than Edge Moor 10).

“Specified Indemnification Payment” shall mean any indemnification payment received by the Borrower or its Subsidiaries pursuant to Section 10.03(a)(xv) of the Purchase Agreement.

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean any Indebtedness of the Borrower or a Subsidiary Guarantor which is by its terms subordinated to the Obligations of the Borrower or such Subsidiary Guarantor, as applicable.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than

50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower other than an Excluded Subsidiary.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(g), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.

“Syndication Agent” shall mean Credit Suisse AG.

“Target” shall have the meaning assigned to such term in the Recitals.

“Target Material Adverse Effect” shall mean a materially adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of (a) the Companies considered as a single enterprise, (b) any Specified Generating Plant or (c) the Other Generating Plants; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Target Material Adverse Effect: (i) effects resulting from changes in the national, regional or local wholesale or retail markets for electric power; (ii) effects resulting from changes in the national, regional or local wholesale or retail markets for natural gas; (iii) effects resulting from changes in the national, regional or local markets for commodities or supplies, including electric power, natural gas or other fuel and water, as applicable, used in connection with the business and operations of the Companies; (iv) effects resulting from changes in the national, regional or local electric generating, transmission or distribution industry; (v) effects resulting from changes in the national, regional or local electric transmission or distribution systems or operations thereof; (vi) effects resulting from any change in PJM market design and pricing; (vii) effects resulting from changes in applicable Law or any interpretations of applicable Law by any Governmental or Regulatory Authority, including any interpretations relating to the wholesale market serviced by the Companies; (viii) effects resulting from weather conditions or climate change; (ix) effects resulting from factors generally affecting the economy, financial markets or capital markets; or (x) effects of any war, act of terrorism, civil unrest or similar event; provided further, however, that:

(A) in the case of items (i) – (x), such adverse items shall only be excluded to the extent any such effects do not have a disproportionate impact on respectively (1) the Companies considered as a single enterprise, (2) the affected Specified Generating Plant or (3) the affected Other Generating Plants, in each case as compared to other Persons or plants engaged in the fossil fuel power generation business who is a participant in the PJM power pool;

(B) a Casualty Event or Condemnation Event addressed by Section 5.02 of the Purchase Agreement shall not be deemed to constitute, nor shall any such Casualty Event or Condemnation Event be taken into account in determining whether there has occurred, a Target Material Adverse Effect; except that a Casualty Event or Condemnation Event affecting a Specified Generating Plant may be taken into account in determining whether a Target Material Adverse Effect has occurred with the Companies considered as a single enterprise, but not otherwise; and

(C) in no event shall (1) any additional costs or capital expenditures relative to the Delta Construction Budget as determined by the Delta Independent Engineer taken into account in determining Closing Date Capital Expenditures (as defined in the Purchase Agreement) or (2) any delay in achieving COD (as defined in the Purchase Agreement) for which Purchaser is entitled to a Purchase Price adjustment under Section 2.02(i) of the Purchase Agreement, be taken into account in determining whether a Target Material Adverse Effect has occurred with respect to the Delta Project.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees, withholdings or other charges imposed by any Governmental or Regulatory Authority, including any interest additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Term Loan Extension Request” shall have the meaning assigned to such term in Section 2.24(a).

“Term Loan Maturity Date” shall mean the date that is the seventh anniversary of the Funding Date.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Tolling Agreements” shall mean the tolling agreements listed on Schedule 1.01(h).

“Total Net Debt” shall mean, at any time, (i) the Consolidated Indebtedness of the Borrower and its Subsidiaries (other than the Excluded Subsidiaries) at such time, less (ii) the amount of all cash, cash equivalents and Permitted Investments of the Borrower and its Subsidiaries (other than the Excluded Subsidiaries) at such time.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $100,000,000.

“Transactions” shall mean, collectively, (a) the consummation of the transactions contemplated by the Purchase Agreement, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder and (c) the payment of related fees and expenses.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.23(e).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03. Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall include only those adjustments that would be (a) permitted or required by Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (b) required by the definition Consolidated EBITDA.

SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (a) to make a Term Loan to the Borrower on the Funding Date in a principal amount not to exceed its Term Loan Commitment, and (b) to make Revolving Loans to the Borrower, at any time and from time to time after the Funding Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the limits set forth in clause (b) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.23(e), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.23(e), 2.08 and 2.15 each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.23(e), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.23(e), as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon)], New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing (provided that, until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Funding Date), the Borrower shall not be permitted to request a Eurodollar Borrowing with an Interest Period in excess of one month); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees.

(a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Commitment Fee Rate set forth in the definition of Applicable Margin per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the Funding Date or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated); provided that any Commitment Fee owing to a Lender which is a Defaulting Lender may be withheld by the Administrative Agent acting upon the written direction of the Borrower for so long as such Lender remains a Defaulting Lender. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Administrative Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c) The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the

Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the Funding Date or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06; provided that any L/C Participation Fee owing to a Lender which is a Defaulting Lender may be withheld by the Administrative Agent acting upon the written direction of the Borrower for so long as such Lender remains a Defaulting Lender, and (ii) to each Issuing Bank with respect to each Letter of Credit issued by such Issuing Bank the standard fronting, issuance and drawing fees specified from time to time by such Issuing Bank (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances absent manifest error in the calculation of such fees.

SECTION 2.06. Interest on Loans.

(a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If an Event of Default under Section 7.01(b) or (c) shall have occurred and shall be continuing, by acceleration or otherwise, then, upon the request of the Required Lenders until the related defaulted amount shall have been paid in full, to the extent permitted by law, such overdue amount shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal of a Loan, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum equal to the rate that would be applicable to an ABR Revolving Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the majority of Lenders shall have notified the Administrative Agent that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination and Reduction of Commitments.

(a) The Term Loan Commitments shall automatically terminate upon the earlier of (x) the making of the Term Loans on the Funding Date and (y) the failure to satisfy the conditions set forth in Article IV on or prior to December 31, 2010. The Revolving Credit Commitments shall automatically terminate upon the earlier of (x) the Revolving Credit Maturity Date and (y) the failure to satisfy the conditions set forth in Article IV on or prior to December 31, 2010. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date 30 days prior to the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on December 31, 2010, if the initial Credit Event shall not have occurred by such time.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments or the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

(c) Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Funding Date), no ABR Borrowing may be converted into a Eurodollar Borrowing with an Interest Period in excess of one month;

(ii) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(iii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iv) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(v) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(vi) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vii) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(viii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and

(ix) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

SECTION 2.11. Repayment of Term Borrowings.

(a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, (i) on the last Business Day of each March, June, September and December (each a “Repayment Date”), commencing with the first full quarter after the Funding Date, an aggregate amount equal to 0.25% of the aggregate principal amount of all Term Loans outstanding on the Funding Date and (ii) on the Term Loan Maturity Date, the aggregate principal amount of all Term Loans outstanding on such date.

(b) In the event and on each occasion that the Term Loan Commitments shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments payable on each Repayment Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

(c) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12. Voluntary Prepayment.

(a) Subject to clause (d) below, the Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b) Voluntary prepayments of Term Loans shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans, then the Borrower may revoke such notice and/or extend the prepayment date by not more than five Business Days; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(d) If on or prior to the first anniversary of the Funding Date, the Borrower (i) makes any voluntary prepayment of Term Loans (including in connection with any Repricing Transaction) or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the pro rata share of each Lender in respect of the Term Loans, (A) in the case of clause (i), a prepayment premium of 1.00% of the amount of such Term Loans being prepaid and (B) in the case of clause (ii), a payment equal to 1.00% of the aggregate amount of Term Loans outstanding immediately prior to such amendment.

SECTION 2.13. Mandatory Prepayments.

(a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and each Issuing Bank with respect to) all outstanding Letters of Credit issued by such Issuing Bank. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Credit Borrowings and, after the Revolving Credit Borrowings shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and each Issuing Bank with respect to) Letters of Credit issued by such Issuing Bank in an amount sufficient to eliminate such excess.

(b) Not later than the fifth Business Day (the tenth Business Day in the case of proceeds from insurance claims or condemnation proceedings) following the receipt of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(g).

(c) In the event and on each occasion that an Equity Issuance occurs, the Borrower shall not later than the fifth Business Day next following the occurrence of such Equity Issuance, apply 50% of the Net Cash Proceeds therefrom to prepay outstanding Term Loans in accordance with Section 2.13(g).

(d) No later than the earlier of (i) (x) 75 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the first full fiscal quarter to end after the Funding Date and (y) 135 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2010 and (ii) 15 days after the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a) or (b) as the case may be, the Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(g) in an aggregate principal amount equal to (x) 50% of Excess Cash Flow for the fiscal quarter then ended minus (y) voluntary prepayments of Term Loans and Revolving Loans under Section 2.12 during or prior to such fiscal quarter but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness and has not been applied pursuant to this clause (y) in respect of prior fiscal quarters.

(e) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of (i) Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01), (ii) Non-Recourse Indebtedness (other than Non-Recourse Indebtedness incurred for working capital purposes) or (iii) any Delta Project Indebtedness, the Borrower shall not later than the fifth Business Day next following the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to (x) in the case of Non-Recourse Indebtedness other than Delta Project Indebtedness, 100% of such Net Cash Proceeds and (y) in the case of Delta Project Indebtedness, $300,000,000, to prepay outstanding Term Loans in accordance with Section 2.13(g).

(f) In the event that any Loan Party shall receive Net Cash Proceeds from any Extraordinary Receipt, such Loan Party shall not later than the tenth Business Day next following the receipt of such Net Cash Proceeds by such Loan Party, apply an amount equal to 50% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(g); provided that to the extent such Extraordinary Receipt constitutes a Specified Indemnification Payment, such Loan Party shall apply an amount equal to 70% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(g).

(g) Mandatory prepayments of outstanding Term Loans under this Agreement shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11(a).

(h) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14. Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law (i) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate), (ii) subject any Lender or any Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement, or any Loan made by it, to such Lender or such Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by section 2.20 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Issuing Bank), or (iii) shall impose on such Lender or such Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Eurodollar Loan (or in the case of clause (ii) above, any loan) or increase the cost to any Lender or any Issuing Bank of issuing or main-

taining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or any Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or such Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender and each Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. Change in Legality.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16. Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 setting forth the calculations of such amount in reasonable detail shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19. Payments.

(a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the applicable Issuing Bank) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.20. Taxes.

(a) Payments Free of Taxes. Unless required by applicable Law (as determined in good faith by the applicable withholding agent), any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the applicable withholding agent shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this section) have been made, each Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by Loan Parties. Without limiting the provisions of subsection (a) above, the relevant Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. Borrower shall indemnify each Agent and each Lender, 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by such Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, Borrower shall not be obligated to indemnify any Lender for any penalties, interest or expenses relating to Indemnified Taxes or Other Taxes to the extent that such penalties, interest or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Lender. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(e) Status of Lenders. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate.

Without limiting the generality of the foregoing:

(a) Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(b) Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(i) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(iii) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit I (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(iv) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of such beneficial owner(s)), or

(v) any other form prescribed by applicable requirements of U.S. federal income tax Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If any Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay promptly to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any Taxes payable by any Agent or Lender), provided that the applicable Loan Party, upon the request of such Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require such Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Payments made by Administrative Agent. For the avoidance of doubt, any payments made by the Administrative Agent to any Lender shall be treated as payments made by the applicable Loan Party.

(h) Issuing Banks. For purposes of this Section 2.20, the term “Lender” shall include any Issuing Bank.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a) In the event (i) any Lender or any Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental or Regulatory Authority on account of any Lender or any Issuing Bank pursuant to Section 2.20, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, or (v) any Lender becomes a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or such Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or such Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the

Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental or Regulatory Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of each Issuing Bank), which consents shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender or the affected Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or such Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or such Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14, 2.16 and 2.20); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or such Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or such Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or such Issuing Bank pursuant to paragraph (b) below), or if such Lender or such Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or such Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and each Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or such Issuing Bank, as the case may be, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or such Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender or any Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental or Regulatory Authority on account of any Lender or any Issuing Bank, pursuant to Section 2.20, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such filing or assignment, delegation and transfer.

(c) Notwithstanding anything to the contrary contained in Sections 2.14, 2.15, 2.16, 2.19 or 2.20 of this Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within 180 days of the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 2.14, 2.15, 2.16, 2.19 or 2.20, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 180 days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 2.14, 2.15, 2.16, 2.19 or 2.20, as the case may be but if the circumstances giving rise to such claim have a retroactive effect (e.g., in connection with the audit of a prior tax year), then such 180 day period shall be extended to include such period of retroactive effect. This Section 2.21(c) shall have no applicability to any Section of this Agreement other than said Sections 2.14, 2.15, 2.16, 2.19 and 2.20.

SECTION 2.22. [Reserved].

SECTION 2.23. Letters of Credit.

(a) General. The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any of its Wholly Owned Subsidiaries (in which case the Borrower and such Wholly Owned Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect as set forth in Section 2.09(a). This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Section 2.23 or elsewhere in this Agreement, in the event that a Revolving Credit Lender is a Defaulting Lender, no Issuing Bank shall be required to issue any Letter of Credit unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by cash collateralizing each such Defaulting Lender’s Pro Rata Percentage of each L/C Disbursement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $50,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.23(e). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than two hours after the Borrower shall have received notice from such Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day. If the Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of ABR Loans in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans or whether the conditions set forth in Section 4.01 are satisfied but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Revolving Credit Lenders. Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.23(e)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including any Lender acting as an Issuing Bank) shall upon any notice pursuant to Section 2.23(e)(i) make funds available to the Administrative Agent for the account of the relevant Issuing Bank in Dollars for payments in an amount equal to its Pro Rata Percentage of the Unreimbursed Amount not later than 12:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.23(e)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is an ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant Issuing Bank.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of ABR Loans because a Lender has failed to comply with its obligations pursuant to clause (ii) above, the Borrower shall be deemed to have incurred from the relevant Issuing Bank an L/C Disbursement in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Disbursement shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the rate that would be applicable to an ABR Revolving Loan plus, from and after the date three Business Days after the related drawing, 2.00% per annum. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant Issuing Bank pursuant to Section 2.23(e)(ii) shall be deemed payment in respect of its participation in such L/C Disbursement and shall constitute a funded participation from such Lender in satisfaction of its participation obligation under this Section 2.23.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or participation pursuant to this Section 2.23(e) to reimburse the relevant Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Percentage of such amount shall be solely for the account of the relevant Issuing Bank.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or participations to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.23(e), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans and participations pursuant to this Section 2.23(e) is not subject to the conditions set forth in Section 4.01 (other than delivery by the Borrower of a Borrowing Request). No such making of participation shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.23(e) by the time specified in Section 2.23(e)(ii), such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. A certificate of the relevant Issuing Bank submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.23(e)(vi) shall be conclusive absent manifest error.

(f) Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the applicable Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the applicable Issuing Bank. However, the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit issued by such Issuing Bank (i) such Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of such Issuing Bank.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit issued by such Issuing Bank, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.23(e), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

(i) Resignation or Removal of an Issuing Bank. Any Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower and may be removed at any time by the Borrower by notice to such Issuing Bank, the Administrative Agent and the Lenders; provided, however, that any resignation of an Issuing Bank pursuant to this Section 2.23(i) shall require the consent of the Borrower (such consent not to be unreasonably withheld or delayed). Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of such retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of such previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent at the direction of the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to 105% of L/C Exposure as of such date; provided that the obligation to deposit such cash will become effective immediately, and such deposit will become immediately payable in immediately available funds, without demand or notice of any kind, upon the occurrence of an Event of Default described in Article 7(g) or Article 7(h). Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collat-

eral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the applicable Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

SECTION 2.24. Extensions of Loans and Commitments.

(a) The Borrower may, at any time and from time to time after the Funding Date, request that all or a portion of the Term Loans under the Credit Facilities (an “Existing Term Loan Facility”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.24. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Facility) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to those applicable to the Term Loans under the Existing Term Loan Facility from which such Extended Term Loans are to be converted except that:

(i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Facility to the extent provided in the applicable Extension Amendment;

(ii) the interest margins with respect to the Extended Term Loans may be different than the interest margins for the Term Loans of such Existing Term Loan Facility and upfront fees may be paid to the Extending Term Lenders, in each case, to the extent provided in the applicable Extension Amendment;

(iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the latest final maturity of the Term Loans and Revolving Commitments in effect on the effective date of the Extension Amendment immediately prior to the establishment of such Extended Term Loans; and

(iv) no Extended Term Loans may be optionally prepaid prior to the date on which the Term Loans under the Existing Term Loan Facility from which they were converted are repaid in full unless such optional prepayment is accompanied by a pro rata optional prepayment of the Term Loans under such Existing Term Loan Facility.

(b) The Borrower may, at any time and from time to time after the Funding Date, request that all or a portion of the Revolving Credit Commitments under the Credit Facilities (an “Existing Revolving Facility” and any related Revolving Loans thereunder, “Existing Revolving Loans”) be converted to extend the scheduled termination date thereof (any such Revolving Credit Commitments which have been so converted, “Extended Revolving Credit Commitments” and any related Revolving Loans, “Extended Revolving Loans”) and to provide for other terms con-

sistent with this Section 2.24. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Revolving Commitment) (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established; provided that:

(i) before and after giving effect to the establishment of such Extended Revolving Credit Commitments each of the conditions set forth in Section 4.01 shall be satisfied;

(ii) after giving effect to the establishment of any Extended Revolving Credit Commitments and any concurrent reduction in the aggregate amount of any other Revolving Credit Commitments, the aggregate amount of Revolving Credit Commitments shall not exceed the aggregate amount of the Revolving Credit Commitments outstanding on the Closing Date;

(iii) no Extended Revolving Credit Commitments shall have a scheduled termination date prior to the third anniversary of the Funding Date (or if later, the date required pursuant to the applicable Extension Amendment);

(iv) all other terms applicable to such Extended Revolving Commitments (other than provisions relating to fees and interest rates which shall be as agreed between the applicable Borrower and the Lenders providing such Extended Revolving Credit Commitments shall be substantially identical to, or less favorable to the Lenders providing such Extended Revolving Credit Commitments than, those applicable to the Existing Revolving Commitments); and

(v) there shall be no more than two Revolving Credit Facilities in the aggregate in effect at any time.

(c) The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Facility or Existing Revolving Facility, as applicable, are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Commitments of the Existing Term Loan Facility or Existing Revolving Facility, as applicable, subject to such Extension Request modified to constitute Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Commitments of the Existing Term Loan Facility or Existing Revolving Facility, as applicable, which it has elected to modify to constitute Extended Loans/Commitments. In the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Term Loan Facility or Existing Revolving Facility, as applicable, subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Term Loans or Revolving Commitments subject to such Extension Elections shall be modified to constitute Extended Loans/Commitments on a pro rata basis based on the amount of Term Loans or Revolving Commitments included in such Extension Elections. The Borrower shall have the right to withdraw any Extension Request upon written notice to the Administrative Agent in the event that the aggregate amount of Term Loans or Revolving Commitments of the Existing Term Loan Facility or Existing Revolving Facility, as applicable, subject to such Extension Request is less than the amount of Extended Loans/Commitments requested pursuant to such Election Request.

(d) Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender (it being understood that such Extension Amendment shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby). An Extension Amendment may, subject to Sections 2.24(a) and (b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.24 (including, without limitation, such technical amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the terms and provisions of any Extended Loans/Commitments). It is understood and agreed that each Lender has consented to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.24 and the arrangements described above in connection therewith (and, for the avoid-

ance of doubt, no further consent from any Lender shall be required in connection therewith, other than Lenders providing Extended Loans/Commitments under such Extension Amendment).

(e) The Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement) in order to ensure that the Extended Revolving Loans are provided with the benefit of the applicable Security Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be requested by the Collateral Agent.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders on the Funding Date and the date of each Credit Event thereafter that:

SECTION 3.01. Organization; Powers. Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02. Authorization. The Transactions have been duly authorized by all requisite corporate and, if required, stockholder action and will not (a) violate (i) any provision of law, statute, rule or regulation applicable to the Borrower or any Subsidiary, (ii) the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (iii) any order of any Governmental or Regulatory Authority or (iv) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, except in the case of clauses (i), (iii) and (iv), where any such violation could not reasonably be expected to result in a Material Adverse Effect, (b) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (c) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents), except in the case of this clause (c) where any such violation could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

SECTION 3.04. Governmental Approvals.

(a) No action, consent or approval of, registration or filing with or any other action by any Governmental or Regulatory Authority is or will be required in connection with the Transactions, (i) except for (x) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (y) recordation of the Mortgages and (z) such as have been made or obtained and are in full force and effect and (ii) except to the extent that the failure to obtain such approvals or consent could not reasonably be expected to materially impair the rights of the Lenders.

(b) The Borrower and the Subsidiaries have all licenses, certificates, permits, authorizations, approvals, franchises and other rights from, and have made all declarations and filings with, all applicable Governmental or Regulatory Authorities (each, an “Authorization”) and all self regulatory authorities necessary to engage in the business conducted by them, except to the extent that the failure to have such Authorization could not be reasonably expected to have a Material Adverse Effect. All such Authorizations are valid and in full force and effect, and the Company and the Subsidiaries are in compliance in all material respects with the terms and conditions of all such Authorizations and with the rules and regulations of the authorities having jurisdiction with respect to such Authorizations, except to the extent that the failure to comply with such Authorization and such rules and regulations, could, in each case, not be reasonably expected to have a Material Adverse Effect.

SECTION 3.05. Financial Statements. The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet as of the Funding Date and related pro forma statements of income, stockholder’s equity and cash flows, for the fiscal year ended December 31, 2009 and the fiscal quarter ended March 31, 2010, prepared after giving effect to the Transactions and the Reorganization as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. The pro forma financial statements have been prepared based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items on the Funding Date is subject to change), and present fairly in all material respects on a pro forma basis the estimated consolidated financial position of the Borrower and its Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

SECTION 3.06. No Material Adverse Change. Since December 31, 2009, no event, change or condition has occurred that (individually or in the aggregate) has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases.

(a) Each of the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, or easements or other limited property interest in all its material properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets (including all Mortgaged Properties) are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) Each of the Borrower and the Subsidiaries has complied in all material respects with all obligations under all material leases (and Generating Plant Easements) to which it is a party and all such leases (and Generating Plant Easements) are in full force and effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases (and Generating Plant Easements).

(c) As of the Funding Date, the Borrower has not received any notice of, and does not have any knowledge of, any pending or contemplated condemnation or eminent domain proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation or eminent domain.

(d) As of the Funding Date, neither the Borrower nor any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

(e) None of the Borrower or the Subsidiaries has received any notice, or has any knowledge of, except as otherwise previously disclosed to Collateral Agent, a Mortgage encumbering improved Mortgaged Property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards, within the meaning of the National Flood Insurance Act of 1968, unless flood insurance available under such act has been obtained in accordance with the terms of this Agreement.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Funding Date a list of all Subsidiaries and the percentage ownership interest of the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and validly issued and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents or Liens permitted by Section 6.02).

SECTION 3.09. Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental or Regulatory Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such Person (i) with respect to any of the Loan Documents (other than any such action, suit or proceeding initiated or threatened in writing by any Agent or Lender) or (ii) that could reasonably be expected to have a Material Adverse Effect.

(b) None of the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental or Regulatory Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Agreements. None of the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations.

(a) None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12. Investment Company Act. None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13. Taxes. Each of the Borrower, each of the Subsidiaries and the Parent (to the extent the Borrower or any of its Subsidiaries would have liability for the Parent’s Taxes under Treas. Reg. Section 1.1502-6 or any similar state, local or foreign provision) has timely filed all federal, state and other tax returns and reports required to be filed, except for those failures to file which could not, reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect; (b) each of the Borrower, each of the Subsidiaries and the Parent (to the extent the Borrower or any of its Subsidiaries would have liability for the Parent’s Taxes under Treas. Reg. Section 1.1502-6 or any similar state, local or foreign provision) has timely paid all federal, state and other Taxes (whether or not shown on a tax return), including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets otherwise due and payable, except for such Taxes (i) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) which could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect; (c) there is no proposed tax assessment or other claim against, and no tax audit with respect to, the Borrower or any of the Subsidiaries, that could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect; (d) the Borrower and each of the Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable, except for Taxes the nonpayment of which could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and (e) except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

SECTION 3.14. No Material Misstatements. As of the Funding Date (a) the Confidential Information Memorandum or (b) any other information, statement, document or certificate furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated by this Agreement or any other Loan Document (taken as a whole), does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein in the light of the circumstances under which they were made, not misleading. The projections and pro forma financial information contained in the materials referenced above and those delivered pursuant to Section 3.05(b) were prepared in good faith based on assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 3.15. Employee Benefit Plans.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) each of the Borrower and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to each plan and (ii) no ERISA Event has occurred or is reasonably expected to occur.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, none of the Borrower, its Affiliates or, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents has engaged in a transaction which would subject the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.16. Environmental Matters.

(a) Except as set forth in Schedule 3.16 or as could not reasonably be expected to result in a Material Adverse Effect, (i) neither of the Borrower nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required for the conduct of their business and operations or the ownership, operation and use of their properties under any Environmental Law (an “Environmental Permit”), or has become subject to any Environmental Liability; (ii) there has been no Release or, to the knowledge of the Borrower or any of its Subsidiaries, threatened Release of Hazardous Materials on, at, under or from any property or facility presently owned, leased or operated by the Borrower or its Subsidiaries that would reasonably be expected to result in any Environmental Liability of the Borrower or any Subsidiary; (iii) there is no written Environmental Claim pending or, to the knowledge of the Borrower or any of its Subsidiaries threatened, against the Borrower or any Subsidiary, and to the knowledge of the Borrower or any Subsidiaries, there are no actions, activities, occurrences or conditions that would reasonably be expected to form the basis of such an Environmental Claim; and (iv) neither the Borrower nor any Subsidiary is currently obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any Environmental Permit, order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of them is conducting or financing, in whole or in part, any investigation, response or other corrective action pursuant to any Environmental Law at any facility or location.

(b) Except as set forth in Schedule 3.16, no Lien (other than Liens permitted under Section 6.02) has been recorded or, to the knowledge of the Borrower or any of its Subsidiaries threatened, under any Environmental Law with respect to any real property or other assets currently owned by the Borrower or any Subsidiary.

(c) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.16 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(d) Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 3.16 are the sole and exclusive representations and warranties in this Agreement concerning matters arising under Environmental Law or other environmental matters.

SECTION 3.17. Security Documents.

(a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof or by the delivery of a certificated security) and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent, the Lien created under Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.17(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral that can be perfected by the filing of a financing statement (or other similar filing) under the Uniform Commercial Code or similar statute in the appropriate filing office of any state in the United States or in the District of Columbia or any other jurisdiction (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.

(b) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.17(a), Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Funding Date).

(c) The Mortgages are effective to create in favor of the Collateral Agent, for its benefit and the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.17(c), the Mortgages shall constitute a fully perfected first-priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.

SECTION 3.18. Location of Real Property and Leased Premises.

(a) Schedule 3.18(a) lists completely and correctly as of the Funding Date all material real property owned by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.18(a).

(b) Schedule 3.18(b) lists completely and correctly as of the Funding Date all material real property leased by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.18(b).

(c) Schedule 3.18(c) lists completely and correctly as of the Funding Date all material real property eased by the Borrower and the Subsidiaries pursuant to the Generating Plant Easements and the addresses thereof. The Borrower and the Subsidiaries have valid easement interests in and to all the real property set forth on Schedule 3.18(c).

SECTION 3.19. Labor Matters. As of the date hereof, (i) except as set forth in Schedule 3.19, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened, (ii) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, and (iii) all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except (with respect to any matter specified in clauses (i) – (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.20. Solvency. Immediately after the consummation of the Transactions to occur on the Funding Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, taken as a whole; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, taken as a whole, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, taken as a whole, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the businesses in which the Loan Parties are engaged as such businesses are now conducted and are proposed to be conducted following the Funding Date.

SECTION 3.21. Transaction Documents. Borrower has delivered to the Administrative Agent a complete and correct copy of the Purchase Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). Neither the Borrower nor any Loan Party or, to the knowledge of the Borrower or each Loan Party, any other Person party thereto is in default in the performance or compliance with any material provisions thereof.

SECTION 3.22. Senior Indebtedness. The Obligations constitute “Senior Debt,” “Senior Indebtedness” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any documentation governing or relating to Subordinated Indebtedness.

SECTION 3.23. Sanctioned Persons. None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing) and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b).

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; provided, however, that solely for purposes of representations and warranties made on the Funding Date, such representations and warranties shall be limited in all respects to the representations and warranties in Sections 3.01, 3.02(a), 3.02(b), 3.03, 3.06, 3.11, 3.12, 3.17 and 3.22 and the Other Funding Date Representations.

(c) At the time of and immediately after such Credit Event (other than Credit Events occurring on the Funding Date), no Default or Event of Default shall have occurred and be continuing.

(d) Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower and on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event. On the Funding Date:

(a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of (i) White & Case LLP, counsel for the Borrower, substantially to the effect set forth in Exhibit G-1, (ii) Kirkland & Ellis LLP, special counsel for the Borrower, substantially to the effect set forth in Exhibit G-2, (iii) King & Spalding LLP, special regulatory counsel for the Borrower, covering such matters as the Administrative Agent shall reasonably request, and (iv) each local counsel listed on Schedule 4.02(a), covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, in each case (A) dated the Funding Date and (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders, and the Borrower hereby request such counsel to deliver such opinions.

(b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Funding Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Funding Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above except with respect to name change amendments effected on the Funding Date, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Banks or the Administrative Agent may reasonably request.

(c) The Administrative Agent shall have received a certificate, dated the Funding Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

(d) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Funding Date hereunder or any other Loan Document or any Fee Letter, including, to the extent properly invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower.

(e) The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Funding Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.

(f) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Funding Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, and tax and judgment lien searches in the states in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated, as well as lien searches from the U.S. Patent and Trademark Office and the U.S. Copyright Office.

(g) Subject to limitations and exceptions of this Agreement and the Security Documents, to the extent a security interest in and Mortgages on any Mortgaged Property, the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property in form suitable for filing or recording in the filing or recording office as set forth on Schedule 3.17(c) or as the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected first-priority Lien (subject only to Liens permitted pursuant to Section 6.02) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 110% of the fair market value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured party for its benefit and that of the Secured Parties and respective successors and assigns (the “Mortgage Policies”) issued by Stewart Title Insurance Company or such other nationally recognized title insurance company reasonably acceptable to the Administrative Agent, such Mortgage Policies to be in form and substance and in an amount reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting first-priority Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 6.02, each of which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) or coinsurance as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount) and (C) have been supplemented by such endorsements shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, zoning, contiguity, revolving credit (if available after the applicable Loan Party uses commercially reasonable efforts), doing business, non-imputation, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions, (iii) the surveys de-

scribed in Section 3.14(a) of the Disclosure Letter attached to the Purchase Agreement, certified to the Collateral Agent and subject to such revisions as are reasonably requested by the Collateral Agent, (iv) legal opinions, addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties, reasonably acceptable to the Administrative Agent and the Collateral Agent as to such matters as the Administrative Agent and the Collateral Agent may reasonably request, (v) with respect to each Mortgaged Property, a completed FEMA Standard Flood Hazard Determination and if the area in which any improvements located on the Mortgaged Property is designated a special flood hazard area Borrower or Subsidiary, as applicable, shall comply with the terms of Section 5.02 hereof, (vi) with respect to each Mortgaged Property, as applicable, (x) a true and correct copy of each lease agreement or Generating Plant Easement, and any guarantees related to the same, and (y) landlord or grantor estoppel and, where required, consent, waiver and access agreements from each landlord or grantor as applicable, in form and content as provided for in such lease or Generating Plant Easement or as otherwise reasonably satisfactory to the Collateral Agent, and (vii) such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements, memoranda of lease or other instruments as shall be reasonably necessary and commercially reasonably obtainable in order for the applicable party to grant the lien contemplated in (i) above.

(h) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured and mortgagee, in form and substance satisfactory to the Administrative Agent.

(i) The Acquisition shall have been, or substantially simultaneously with the initial funding of Loans on the Funding Date shall be, consummated in accordance with the Purchase Agreement without amendment, modification or waiver thereof or any consent thereunder which would be materially adverse to the interests of the Lenders without the consent of the Lead Arrangers (it being understood and agreed that (x) (i) any increase to the purchase price (except to the extent that the Equity Contribution is increased in an equal amount of such purchase price increase), (ii) any modification to, or waiver of, the provisions of Sections 5.02, 7.02(p), 10.03(a)(xv) or 11.01(i) of the Purchase Agreement, (iii) any modification of the provisions relating to “Representatives” or “Financing Sources” of the Purchaser or providers of financing sources relating to the Lead Arrangers’ or Lenders’ liability, jurisdiction or status as third-party beneficiary shall, in each case, be deemed material and adverse to the Lead Arrangers) and (y) Borrower may waive matters under the Purchase Agreement relating to the items set forth on Schedule 3.19.

(j) Substantially simultaneously with the initial funding of Loans on the Funding Date, the Equity Contribution shall have been made.

(k) The Tolling Agreements shall not have been amended, modified or waived in a manner materially adverse to the interests of the Lenders.

(l) There shall not have occurred (i) any Casualty Event (as defined in the Purchase Agreement) or any condemnation event as contemplated by Section 5.02(b) or (f) of the Purchase Agreement which in either case, would individually or in the aggregate give the Borrower the right to terminate the Purchase Agreement in accordance with the terms of Section 5.02 of the Purchase Agreement.

(m) Immediately after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement and (b) Indebtedness set forth on Schedule 6.01.

(n) The Lenders shall have received (x) the financial statements referred to in Section 3.05 and (y) (i) the audited consolidated balance sheets of Conectiv and its consolidated subsidiaries for the fiscal years ended December 31, 2009 and December 31, 2008 and (ii) the audited consolidated statements of income, cash flow and shareholders equity for each of the three years in the period ended December 31, 2009, together with the associated notes to such consolidated financial statements, prepare in accordance with GAAP (as defined in the Purchase Agreement) and audited in accordance with generally accepted auditing standards in the United States of America and (z) within 5 days after the receipt thereof by the Parent pursuant to Section 6.20 of the Purchase Agreement, unaudited financial statements of Conectiv and its consolidated subsidiaries for each fiscal quarter.

(o) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

(p) There shall not have occurred or be continuing any Regulatory Action regarding the Designated Generating Plants.

(q) All requisite Governmental or Regulatory Authorities shall have approved or consented to the Facilities, except to the extent the failure to obtain such approvals or consents could not reasonably be expected to materially impair the rights and remedies of the Lenders.

(r) The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(s) The Borrower and Parent shall have entered into the Administrative Services Subordination Agreement and such agreement shall be in a form reasonably acceptable to the Administrative Agent.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) as otherwise expressly permitted under Section 6.05 or (ii) to the extent that the failure to do so has not or could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental or Regulatory Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition, ordinary wear and tear excepted and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except (w) the Borrower and its subsidiaries may mothball plants or other facilities in the ordinary course of business, (x) in order to comply with Environmental Laws and (y) in each case, where any such failure to maintain, comply or cause has not or could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.02. Insurance.

(a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and in a manner consistent with the practices of Parent, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b) Cause all such property policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Funding Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation to the extent that damaged equipment is actually repaired or replaced; deliver certificates of insurance to the Collateral Agent; cause each such policy to provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer or their authorized representative to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer or their authorized representative to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent following the renewal of any insurance policy, a certificate of insurance together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium due therefor; and cause all such liability policies to name the Collateral Agent as an additional insured.

(c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in a manner consistent with Parent’s practices, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in a manner consistent with Parent’s practices.

(d) With respect to any Mortgaged Property, carry and maintain commercial general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis or an Associated Electric and Gas “AEGIS” claims-first made policy against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Collateral Agent as an additional insured and mortgagee, on forms satisfactory to the Collateral Agent.

SECTION 5.03. Obligations and Taxes.

(a) Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) failure to make such payment and discharge could not reasonably be expected to result in a Material Adverse Effect or (ii) the validity or amount thereof shall be contested in good faith by appropriate proceedings diligently and Parent, the Borrower or Subsidiary (as applicable) shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP.

(b) Timely file all tax returns required to be filed other than those which the failure to file could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a) within (x) 120 days after the end of the fiscal year in which the Funding Date occurs and (y) 90 days after the end of each fiscal year thereafter, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year (limited in the case of the fiscal year in which the Funding Date occurs to the period from the Funding Date until the end of such fiscal year), together with comparative figures for the immediately preceding fiscal year (it being understood and agreed that comparative figures shall not be required until the second full fiscal year after the Funding Date), all audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exceptions and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;

(b) within 60 days after the end of each fiscal quarter, commencing on the first full quarter after the Funding Date, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year after the Funding Date, and, commencing with the second full fiscal year after the Funding Date for the periods commencing after the beginning of the first full fiscal year following the Funding Date, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision;

(c) (x) concurrently with any delivery of financial statements under paragraph (a) or (b) above (other than with respect to the fourth fiscal quarter in a fiscal year), a certificate of a Financial Officer in the form of Exhibit H (i) certifying that such Financial Officer has no knowledge of any Event of Default or Default having occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.11 and 6.12 and (y) within 15 days of the delivery of financial statements under paragraphs (a) and (b) above (other than in respect of the fourth fiscal quarter in a fiscal year), a certificate of a Financial Officer in the form of Exhibit H setting forth the Borrower’s calculation of Excess Cash Flow;

(d) within 45 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(e) promptly after the receipt thereof by the Borrower or any of its subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(f) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent, each Issuing Bank and each Lender prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental or Regulatory Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect; and

(c) any change in the ratings of the Credit Facilities by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the Credit Facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the Credit Facilities.

SECTION 5.06. Information Regarding Collateral.

(a) Furnish to the Administrative Agent promptly (and in any event within 30 days after such change) written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Organizational Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Funding Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings.

(a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor.

(b) In the case of the Borrower, use commercially reasonable efforts to cause the Credit Facilities to be continuously rated by S&P and Moody’s.

SECTION 5.08. Use of Proceeds. The proceeds of the Term Loans, together with the Equity Contribution, shall be used solely to pay the cash consideration for the Acquisition, to pay Restructuring Costs, to fund the remaining Capital Expenditures for the Delta Project and to pay fees and expenses related to the Transactions. The proceeds of the Revolving Loans shall be used for working capital, general corporate purposes and any other purpose not prohibited by this Agreement. The Letters of Credit shall be used solely to support obligations of the Borrower and its Subsidiaries incurred for working capital, general corporate purposes and any other purpose not prohibited by this Agreement.

SECTION 5.09. Employee Benefits. Furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any responsible officer of the Borrower knows that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an amount which could reasonably be expected to result in a Material Adverse Effect, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

SECTION 5.10. Compliance with Environmental Laws. Comply, and cause all lessees and other Persons occupying its owned and leased properties to comply with all Environmental Laws applicable to its operations and properties and obtain and renew all Environmental Permits necessary for its operations and properties, except where the failure to comply, obtain or renew could not be reasonably expected to have a Material Adverse Effect; and conduct any investigation, response or other corrective action required by and in accordance with applicable Environmental Laws; provided, however, that neither the Borrower nor any Subsidiary shall be required to undertake any investigation, response or other corrective action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11. Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.16 or Section 5.10 shall have occurred and be continuing for more than 20 days without the Borrower or any Subsidiary commencing activities reasonably likely to cure such Default, at the reasonable written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the nature and extent of any non-compliance with Environmental Laws and the presence or absence of Hazardous Materials and the estimated cost to reasonably address any compliance or Hazardous Materials as required under applicable Environmental Law.

SECTION 5.12. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. The Borrower will cause any subsequently acquired or organized Domestic Subsidiary within 30 days of its creation or acquisition to become a Loan Party by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent and take all actions required by the Security Documents to perfect the Liens created thereby. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and its Domestic Subsidiaries (including real and other properties acquired subsequent to the Funding Date)), provided that the Borrower and its Subsidiaries shall have no obligation to pledge (x) Excluded Property (as defined in the Guarantee and Collateral Agreement) or (y) any leasehold interest in real property or any fee interest in real property having a value of less than $2,500,000. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including reasonably satisfactory legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Subsidiaries of any real property (or any interest in real property) or any other assets that are not at such time subject to the Lien created under the Guarantee and Collateral Agreement having a value in excess of $10,000,000.

SECTION 5.13. Interest Rate Protection. No later than the 60th day after the Funding Date, the Borrower shall enter into, and for a minimum of three years thereafter maintain, Hedging Agreements that result in at least 50% of the aggregate principal amount of the Term Loans being effectively subject to a fixed or maximum interest rate; provided that the counterparty to any such Hedging Agreement shall have a Moody’s Rating of A3 (or higher) and an S&P Rating of A- (or higher), in each case, with stable outlooks.

SECTION 5.14. Control Agreement. Within 90 days of the Funding Date (or such later date as shall be agreed by the Collateral Agent), or if later, at the time of the establishment of the respective Deposit Account, the Borrower and/or its Subsidiaries shall cause the bank with which such Deposit Account is maintained to execute and deliver to the Collateral Agent the Control Agreements required by the Guarantee and Collateral Agreement.

SECTION 5.15. Separate Existence. The Borrower shall (a) maintain entity records and books of accounts separate from those of any other entity (including any entity which is an Affiliate of the Borrower); (b) not commingle its funds or assets with those of any other entity (including any entity which is an Affiliate of the Borrower) (other than as is contemplated by the Tolling Agreements and the back-to-back transactions for PJM capacity awards and any netting of such obligations); and (c) provide that its board of directors or other analogous governing body will hold appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

SECTION 5.16. Joinder of Delta Entities. Within 30 days after the date that the Constellation Tolling Agreement is terminated or otherwise ceases to be effective, Borrower shall cause Delta LLC and Calpine Mid-Merit, LLC and its subsidiaries to become party to the Guarantee and Collateral Agreement.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not and will not cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Funding Date and set forth in Schedule 6.01 and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased, neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c) so long as such Indebtedness is subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(d) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e) shall not exceed $65,000,000 at any time outstanding;

(e) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of $65,000,000 at any time outstanding;

(f) Indebtedness represented by appeal, bid, performance, surety or similar bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Borrower or any Subsidiary in each case to the extent incurred in the ordinary course of business;

(g) Indebtedness in respect of those Hedging Agreements incurred in the ordinary course of business and consistent with prudent business practice and not for speculative purposes;

(h) Non-Recourse Indebtedness and Non-Recourse Guarantees;

(i) Indebtedness owed to any financial institution in respect of overdrafts and related liabilities arising from treasury, depository or cash management services or in connection with any automated clearing house transfers of funds;

(j) endorsements of instruments in the ordinary course of business;

(k) Indebtedness of the Borrower or any Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(l) Guarantees of the Borrower or any of its Subsidiaries in respect of Indebtedness or other obligations of the Borrower or any Subsidiary so long as the incurrence of such Indebtedness or obligation incurred by Borrower or such Subsidiary is permitted under the Loan Documents;

(m) other unsecured Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $25,000,000 at any time outstanding; and

(n) any Delta Project Indebtedness.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and its Subsidiaries existing on the Funding Date as set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the Funding Date and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset prior to the acquisition thereof (or the acquisition of, or merger or consolidation with, the Person owning such property or asset) by the Borrower or any Subsidiary, and any Lien securing obligations incurred to refinance, replace, refund, renew or extend the obligations secured by such Liens, provided that in each case (i) such Lien is not created in contemplation or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary (other than fixtures and improvements on any such real property), and (iii) the principal amount of any Indebtedness secured by such Liens shall not be increased (except by the amount of premiums, penalties, accrued and unpaid interest, fees and expenses associated with any refinancing permitted hereunder);

(d) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

(e) statutory or common law Liens of landlords, sublandlords or grantors under easements or carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which in the aggregate do not materially detract from the value of the property or assets or materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries are not overdue for a period of more than ninety (90) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the Borrower or the affected Subsidiary as the case may be, in accordance with GAAP;

(f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations, or to secure the performance of tenders, statutory or public obligations (including, without limitation, environmental, municipal and public utility commission obligations and requirements), surety and appeal bonds, bids, government contracts, performance and return-of-money bonds or other obligations of a like nature, in each case incurred in the ordinary course of business;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances and minor title defects incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(i) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

(j) with respect to the Mortgaged Property, all Liens disclosed in the Mortgage Policies, as of the Funding Date, relating to the applicable Mortgaged Property or any part thereof;

(k) Liens securing obligations under sale leaseback transactions permitted by Section 6.03 covering only the assets subject to such transactions;

(l) judgment Liens securing judgments not constituting an Event of Default under Article VII;

(m) Liens on the Equity Interests of Excluded Subsidiaries securing Non-Recourse Indebtedness;

(n) other Liens securing liabilities hereunder in an aggregate amount not to exceed $25,000,000 at any time outstanding;

(o) with respect to Mortgaged Property that is leased, subleased or subject to a Generating Plant Easement, (i) the lease, sublease or easement agreement, as applicable, and the interest or title of the lessor, sublessor or grantor thereunder and (ii) any Liens encumbering the title of such lessor, sublessor or grantor, as applicable, in the Mortgaged Property arising after the date hereof and subordinate in all respects to the Lien granted and evidenced by the Mortgages;

(p) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; provided each such lease, license, sublease and sublicense entered into after the Funding Date are subordinated in all respects to the Lien granted and evidenced by the Mortgages;

(q) Liens securing Non-Recourse Indebtedness incurred pursuant to Section 6.01(h); provided that such Liens shall not extend to assets of the Loan Parties other than the Equity Interests in the related Project Subsidiaries;

(r) Liens securing Indebtedness in respect of Hedging Agreements;

(s) Liens of sellers of goods, gas or oil to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or under other state statutes in the ordinary course of business, covering only the goods, gas or oil sold and covering only the unpaid purchase price for such goods, gas or oil and related expenses;

(t) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights, contractual rights of setoff or netting arrangements entered into in the ordinary course of business and similar rights with respect to deposit accounts, commodity accounts and/or securities accounts;

(u) Liens arising in the ordinary course of business to secure liability (in an amount not in excess of the premium for such insurance) for premiums to insurance carriers;

(v) any Permitted PPA Counterparty Lien; provided each PPA Counterparty Lien entered into on or after the date hereof are subordinate to the Liens granted and evidenced by the Mortgages;

(w) utility and similar deposits made by the Borrower or its Subsidiaries in the ordinary course of business;

(x) good faith deposits made in connection with investments permitted hereunder;

(y) Liens granted by a Person in favor of a commercial trading counterparty pursuant to a netting agreement, which Liens encumber rights under agreements that are subject to such netting agreement and which Liens secure such Person’s obligations to such counterparty under such netting agreement; provided (x) that any such agreements and netting agreements are entered into in the ordinary course of business; and (y) that the Liens are incurred in the ordinary course of business and when granted, do not secure obligations which are past due;

(z) Liens securing obligations with respect to contracts (other than for Indebtedness) for commercial and trading activities for the purchase, distribution, sale, lease or hedge of any energy-related commodity or service (including contracts and derivative financial instruments entered into with respect to electric energy or capacity, emissions allowances, fuel and other commodities);

(aa) Liens (A) on cash and short-term investments (i) deposited by the Borrower or any of its Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds or letters of credit by the Borrower or any of its Subsidiaries, in the case of clause (i) or (ii), to secure obligations with respect to (a) contracts for commercial and trading activities in the ordinary course of business and contracts (including without limitation, physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, distribution, sale, lease or hedge of any energy-related commodity or service or (b) interest rate, commodity price, or currency rate management contracts or derivatives and (B) encumbering assets other than accounts or receivables arising out of contracts or agreements relating to the generation, distribution or transmission of energy; provided that all such agreements or contracts are entered into in the ordinary course of business;

(bb) any restrictions on any Equity Interest or undivided interests, as the case may be, of a Person providing for a breach, termination or default under any joint venture, stockholder, membership, limited liability company, partnership, owners’, participation or other similar agreement between such Person and one or more other holders of Equity Interests or undivided interests of such Person, as the case may be, if a security interest or Lien is created on such Equity Interest or undivided interest, as the case may be, as a result thereof; and

(cc) any customary provisions limiting the disposition or distribution of assets or property (including without limitation Equity Interests) or any related restrictions thereon in joint venture, partnership, membership, stockholder and limited liability company agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, including owners’, participation or similar agreements governing projects owned through an un-divided interest; provided, however, that any such limitation is applicable only to the assets that are the subjects of such agreements.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:

(a) (i) investments by the Borrower and the Subsidiaries existing on the Funding Date in the Equity Interests of the Subsidiaries and (ii) additional investments by the Borrower and the Subsidiaries in the Equity Interests of the Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement and (B) the aggregate amount of investments made after the Funding Date by Loan Parties in, and loans and advances made after the Funding Date by Loan Parties to, Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $1,000,000 at any time outstanding;

(b) Permitted Investments;

(c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that (i) if any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement, (ii) such loans and advances shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement and (iii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a) above;

(d) investments received (i) in compromise, settlement or resolution of obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business of the Borrower or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer; or (ii) in compromise, settlement or resolution of other litigation, arbitration or other disputes with Persons who are not Affiliates;

(e) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $10,000,000;

(f) the Borrower and the Subsidiaries may enter into Hedging Agreements that (i) are required by Section 5.13 or (ii) are not speculative in nature and are related to income derived from foreign operations of the Borrower or any Subsidiary or otherwise related to purchases from foreign suppliers;

(g) investments in an amount not to exceed the Available Basket Amount on the date such investment is made;

(h) investments in an amount not to exceed proceeds from an Equity Issuance not required to be used by the Borrower to repay Indebtedness pursuant to Section 2.13(c);

(i) investments consisting of non-cash consideration permitted to be received in connection with Asset Sale permitted under Section 6.05;

(j) investments of property or assets of any Subsidiary to any of its Subsidiaries to the extent reasonably necessary to consummate any Asset Sale of such property or assets (or of the Equity Interest of the Person holding such property or assets) permitted under Section 6.05 or to optimize the tax benefits or minimize the adverse tax consequences of any such Asset Sale; provided that any such investment of property or assets by a Loan Party shall be to another Loan Party;

(k) investments of property or assets of any Loan Party to any Loan Party to the extent reasonably necessary to optimize any tax benefits or minimize any adverse tax consequences to the Borrower or any of the Subsidiaries, as the case may be;

(l) investments of property or assets of any Loan Party into any of its Subsidiaries (whether by loan or equity contribution), so long as such property or assets are dormant and unused in the business of the Loan Party making such Investment due to applicable laws affecting such Loan Party’s ability to use such property or assets;

(m) investments the payment for which consists of (x) Additional Excluded Assets or (y) the Delta Project;

(n) any acquisition of assets or Equity Interests in exchange for the issuance of Equity Interests of the Borrower or the Parent;

(o) investments acquired by the Borrower or any of its Subsidiaries on account of any claim against, or interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person or (B) as a result of a bona fide foreclosure by the Borrower or any of its Subsidiaries with respect to any claim against any other Person;

(p) Capital Expenditures permitted by Section 6.10;

(q) repurchases of pari passu Indebtedness;

(r) investments in Delta LLC and its subsidiaries; provided that the aggregate principal amount of such investments shall not exceed the Delta Construction Reserve;

(s) investments made with the Net Cash Proceeds received by the Borrower and its Subsidiaries from Asset Sales so long as such net proceeds are reinvested within the time period required by the definition of Net Cash Proceeds and are not used to make Capital Expenditures under Section 6.10(b)(ii); and

(t) in addition to investments permitted by paragraphs (a) through (s) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (t) (determined without regard to any write-downs or write-offs of such investments, loans and advances) net of any such investments that have theretofore been reimbursed after the Funding Date to the Loan Parties, does not exceed $10,000,000 in the aggregate.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions.

(a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all of the assets of any other Person, except that (i) the Borrower and any Subsidiary may purchase and sell any inventory in the ordinary course of business, (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (x) any Wholly Owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation and (y) any Wholly Owned Subsidiary may merge into or consolidate with any other Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary and no Person other than the Borrower or a Wholly Owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (iii) investments permitted by Section 6.04 and Capital Expenditures permitted by Section 6.10 shall be permitted.

(b) Make any Asset Sale (other than in respect of any condemnation, property loss or casualty payment) otherwise permitted under paragraph (a) above unless (i) such Asset Sale is for consideration at least 75% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the assets sold, transferred, leased or disposed of in such Asset Sale do not, directly or indirectly, constitute any Specified Generating Plant.

SECTION 6.06. Restricted Payments; Restrictive Agreements.

(a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders; (ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase its Equity Interests (or make Restricted Payments to Parent to fund repurchases of Equity Interests in Parent) owned by employees of the Borrower or make payments to employees of the Borrower or the Subsidiaries (or make Restricted Payments to Parent to fund payments to employees of the Borrower and the Subsidiaries) upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $10,000,000 in any fiscal year; (iii) the Borrower may make Restricted Payments in an aggregate amount equal to the portion, if any, of the Available Basket Amount on the date of such Restricted Payment; (iv) the Borrower may make Restricted Payments to Parent in the form of deemed capital distribu-

tions arising from the transactions described in clause (xii) of the definition of “Asset Sale”; (v) the Borrower may make Permitted Tax Distributions; and (vi) the Borrower may make Restricted Payments that are made with Additional Excluded Assets.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (D) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, and (E) the foregoing shall not apply to any restrictions existing on the date of this Agreement or any restrictions in any Non-Recourse Indebtedness or, in each case, any renewals or extensions thereof.

SECTION 6.07. Transactions with Affiliates. Except for transactions between or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except that the following shall be permitted: (i) any Indebtedness among the Borrower or any of its Subsidiaries may be incurred to the extent permitted under Section 6.01, and Investments may be made to the extent permitted under Section 6.04; (ii) customary fees for director and officer insurance, travel expenses and indemnities may be paid to directors, managers or consultants of any Loan Party; (iii) any transaction among the Borrower and its Subsidiaries expressly permitted under this Agreement; (iv) directors’, officers’ and employee compensation (including bonuses and other compensation) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the Borrower or the relevant Subsidiary or no less favorable to the Borrower or the relevant Subsidiary, as the case may be, than what would have been obtained at the relevant time from Persons who are not a Affiliates; (v) commercially reasonable and fair allocation of costs among the Parent and its Subsidiaries (including the Borrower and its Subsidiaries), including corporate overhead costs; (vi) Permitted Tax Distributions as permitted pursuant to Section 6.06(a)(v), (vii) distributions and/or sales, liquidations, leases or other Dispositions of any Additional Excluded Assets, (viii) payments made under the Administrative Services Agreement and (ix) transactions described on Schedule 6.07 annexed hereto.

SECTION 6.08. Business of Borrower and Subsidiaries. With respect to the Borrower and its Subsidiaries, engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.

SECTION 6.09. Other Agreements. Permit any waiver, supplement, modification, amendment or termination (other than by its terms) of the Tolling Agreements, the O&M Agreements and the Administrative Services Subordination Agreement to the extent any such waiver, supplement, modification, amendment or termination would be adverse to the Lenders in any material respect.

SECTION 6.10. Capital Expenditures.

(a) Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

Period Ended	Amount
December 31, 2010	$30,000,000

Period Ended	Amount
December 31, 2011	$40,000,000
December 31, 2012	$30,000,000
December 31, 2013	$25,000,000
December 31, 2014	$30,000,000
December 31, 2015	$20,000,000
December 31, 2016	$15,000,000
December 31, 2017	$15,000,000

The amount of permitted Capital Expenditures set forth above in respect of any fiscal year commencing with the fiscal year ending on December 31, 2010 shall be (x) increased (but not decreased) by the amount (the “Carryforward Amount”) of unused permitted Capital Expenditures for the immediately preceding fiscal year and (y) at the Borrower’s election, the amount of Capital Expenditures permitted in any fiscal year may be increased by reducing the permitted amount of Capital Expenditures in the next succeeding fiscal year in an amount (the “Pullback Amount”) equal to such increase; provided that the Borrower and its Subsidiaries shall not be entitled to utilize any Carryforward Amount or Pullback Amount until Borrower and its Subsidiaries have fully utilized the amount set forth in the table for such period.

(b) In addition to the foregoing, the Borrower and its Subsidiaries may make (i) Capital Expenditures related or arising from the Delta Project in an amount not to exceed the Delta Construction Reserve, plus, without duplication, any amounts available pursuant to Section 6.10(b)(iv) below, (ii) additional Capital Expenditures (which Capital Expenditures will not be included in any determination under this Section 6.10 and any other section of this Agreement), with the amount of Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sale so long as such Net Cash Proceeds are reinvested within the period required under the definition of Net Cash Proceeds following the date of such Asset Sale, but only to the extent that such Net Cash Proceeds are not otherwise used to make investments pursuant to Section 6.04(s) or required to be applied as a mandatory repayment and/or commitment reduction pursuant to Section 2.13(b), (iii) Capital Expenditures made in order to comply with a Change in Law occurring after the Funding Date in an aggregate principal amount not to exceed $20,000,000, and (iv) other Capital Expenditures in an aggregate amount equal to the portion, if any, of the Available Basket Amount on the date of such Capital Expenditure.

SECTION 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on a date or during any period set forth below to be less than the ratio set forth opposite such date or period below:

Date or Period	Ratio
September 30, 2010	1.50 to 1.00
December 31, 2010	1.50 to 1.00
March 31, 2011	1.50 to 1.00
June 30, 2011	1.50 to 1.00
September 30, 2011	1.50 to 1.00
December 31, 2011	1.75 to 1.00
March 31, 2012	1.75 to 1.00
June 30, 2012	1.75 to 1.00
September 30, 2012	2.00 to 1.00

Date or Period	Ratio
December 31, 2012	2.00 to 1.00
March 31, 2013	2.00 to 1.00
June 30, 2013	2.00 to 1.00
September 30, 2013	2.00 to 1.00
December 31, 2013	2.00 to 1.00
March 31, 2014	2.00 to 1.00
June 30, 2014	2.00 to 1.00
September 30, 2014	2.00 to 1.00
December 31, 2014	2.00 to 1.00
March 31, 2015	2.00 to 1.00
June 30, 2015	2.00 to 1.00
September 30, 2015	2.00 to 1.00
December 31, 2015	2.00 to 1.00
March 31, 2016	2.125 to 1.00
June 30, 2016	2.125 to 1.00
September 30, 2016	2.125 to 1.00
December 31, 2016	2.125 to 1.00
March 31, 2017 and thereafter	2.25 to 1.00

SECTION 6.12. Maximum Leverage Ratio. Permit the Leverage Ratio on the last day of a period set forth below to be greater than the ratio set forth opposite such period below:

Date or Period	Ratio
September 30, 2010	8.50 to 1.00
December 31, 2010	8.50 to 1.00
March 31, 2011	8.50 to 1.00
June 30, 2011	8.25 to 1.00
September 30, 2011	8.00 to 1.00
December 31, 2011	7.50 to 1.00
March 31, 2012	6.75 to 1.00
June 30, 2012	6.50 to 1.00
September 30, 2012	6.25 to 1.00
December 31, 2012	6.00 to 1.00
March 31, 2013	5.50 to 1.00
June 30, 2013	5.50 to 1.00
September 30, 2013	5.50 to 1.00
December 31, 2013	5.50 to 1.00

Date or Period	Ratio
March 31, 2014	5.00 to 1.00
June 30, 2014	5.00 to 1.00
September 30, 2014	5.00 to 1.00
December 31, 2014	5.00 to 1.00
March 31, 2015	4.75 to 1.00
June 30, 2015	4.75 to 1.00
September 30, 2015	4.75 to 1.00
December 31, 2015	4.75 to 1.00
March 31, 2016	4.25 to 1.00
June 30, 2016	4.25 to 1.00
September 30, 2016	4.25 to 1.00
December 31, 2016	4.25 to 1.00
March 31, 2017 and thereafter	4.00 to 1.00

SECTION 6.13. Fiscal Year. With respect to the Borrower, change its fiscal year-end to a date other than December 31 without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of Required Lenders);

(f) (i) the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness (other than Non-Recourse Indebtedness), when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness (other than Non-Recourse Indebtedness) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Non-Recourse Indebtedness) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than Non-Recourse Indebtedness) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower or a Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or a Material Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Subsidiary to enforce any such judgment and such judgment is for the payment of money in an aggregate amount in excess of $25,000,000;

(j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Subsidiary Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby except (x) to the extent relating to Collateral the aggregate value of which does not exceed $25,000,000 or (y) as a consequence of the failure to obtain state utility regulatory commission approval as required and pursuant to the terms of the Purchase Agreement (including, without limitation, any process or related matters contemplated in Section 10.04 of the Purchase Agreement) in respect of Designated Generating Plants so long as the Borrower has received and applied any Specified Indemnification Payment in accordance with Section 2.13(f) or the Borrower has received a cash equity contribution in the amount equal to such Specified Indemnification Payment, in each case, within 60 days of the time payment was required to be made under the Purchase Agreement; or

(m) there shall have occurred a Change of Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent at the direction of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.02, would fail) to comply with the covenants contained in Sections 6.11 and 6.12, until the expiration of the 10th day subsequent to the date the certificate calculating such covenants is required to be delivered pursuant to Section 5.04(c), Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower or any of its Subsidiaries of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower or any of its Subsidiaries of such Cure Right such covenants shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring compliance with such covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount. Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Borrower may not exercise the Cure Right on more than four occasions from the Funding Date until the Term Loan Maturity Date, (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the covenants contained in Sections 6.11 and 6.12 and (iv) upon the Administrative Agent’s receipt of a notice from the Borrower that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th day following the date of delivery of the certificate calculating the covenants contained in Sections 6.11 and 6.12 to which such Notice of Intent to Cure relates, none of the Agents nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of the Administrative Agent, the Collateral Agent nor any other Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Sections 6.11 and 6.12. If, after giving effect to the adjustments in this Section 7.02, the Borrower shall then be in compliance with the requirements of Sections 6.11 and 6.12, the Borrower shall be deemed to have satisfied the requirements of Sections 6.11 and 6.12 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, the applicable breach or default of Sections 6.11 and 6.12 that had occurred shall be deemed cured for this purposes of the Agreement.

ARTICLE VIII

The Administrative Agent and the Collateral Agent; Etc.

SECTION 8.01. Agents. Each Lender and each Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Any such resignation by such Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank, in which case such resigning Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Issuing Bank with respect to any Letters of Credit issued by it prior to the date of such resignation. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Joint Lead Arrangers, the Syndication Agent and the Co-Documentation Agents are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Joint Lead Arrangers, the Syndication Agent and the Co-Documentation Agents shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, neither the Joint Lead Arrangers, the Syndication Agent nor the Co-Documentation Agents in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

SECTION 8.02. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agents (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Sections 2.14 and 2.20 and without limiting or expanding the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.02. The agreements in this Section 8.02 shall survive the resignation and/or replacement of the

Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 8.02, the term “Lender” shall include any Issuing Bank.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, to it at New Development Holdings, LLC c/o Calpine Corporation, 717 Texas Avenue, Suite 1000, Houston, Texas 77002, Attention: Director Finance Compliance, Fred Stachowiak, Tel No. (713) 570-4546, Fax No. (713) 353-9258, Email: fred.stachowiak@calpine.com;

(b) if to the Administrative Agent, to Credit Suisse, Attn: Sean Portrait, Eleven Madison Avenue, New York, NY 10010, Fax No. 212-322-2291, Email: agency.loanops@credit-suisse.com; and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.10 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.23, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b)certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive information with respect to the Borrower or its securities which would constitute material non-public information if the Borrower had publicly registered securities outstanding) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicu-

ously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document. Survival of Agreement.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) in the case of an assignment of a Revolving Credit Commitment, each of the Borrower, each Issuing Bank must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) (provided, that the consent of the Borrower shall not be required to any such assignment made (x) to another Lender, an Affiliate of a Lender or a Related Fund of a Lender, (y) in connection with the initial syndication of the Credit Facilities or (z) after the occurrence and during the continuance of any Event of Default), (ii) in the case of an assignment of a Term Loan Commitment, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) (provided that (A) to the extent Borrower has not responded within five (5) Business Days of such request for consent, consent of the Borrower shall have been deemed to be given, (B) no consent of the Borrower shall be required after the occurrence and during the continuation of an Event of Default) and (C) the consent of the Borrower shall not be required to any such assignment made (x) to another Lender, an Affiliate of a Lender or a Related Fund of a Lender and (y) in connection with the initial syndication of the Credit Facilities), (iii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 with respect to any assignment of a Term Loan Commitment and $5,000,000 with respect to an assignment of a Revolving Credit Commitment (or, in each case, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (iv) the parties to each assignment shall (x) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (y) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05 hereto with respect to any facts and circumstances occurring prior to the effective date of such assignment, as well as to any Fees accrued for its account and not yet paid.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Issuing Banks, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower and each Issuing Bank to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower, any Issuing Bank or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely re-

sponsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 hereto (subject to the requirements and limitations of such Sections) to the same extent as if they were Lenders and had acquired its interest by assignment pursuant to Section 9.04(b) and (iv) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Subsidiary Guarantor (other than in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral). To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender. A participating bank or other participating Person shall not be entitled to receive any greater payment under Section 2.14 or 2.20 hereto than the applicable Lender would have been entitled to receive with respect to the participation sold to such bank or Person, unless the sale of the participation to such bank or Person is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. Each SPV shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 hereto (subject to the requirements and limitations of such Sections) to the same extent as if it were a Granting Lender and had acquired its interest by assignment pursuant to Section 9.04(b). An SPV shall not be entitled to receive any greater payment under Section 2.14 or 2.20 hereto than the applicable Granting Lender would have been entitled to receive with respect to the interest granted to such SPV, unless the grant of such interest is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(k) In the event that any Revolving Credit Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, or any Issuing Bank shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender) then such Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental or Regulatory Authority and (ii) such Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

(l) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Person who, after giving effect to such assignment, would be an Affiliated Lender or Purchasing Borrower Party (with the consent of the Administrative Agent (not to be unreasonably withheld or delayed)) in accordance with Section 9.04(b); provided that:

(A) no Default or Event of Default has occurred and is continuing or would result therefrom;

(B) the assigning Lender and Affiliated Lender or Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment and assumption agreement substantially in the form of Exhibit L hereto (an “Affiliated Lender Assignment Agreement”) in lieu of an Assignment Agreement;

(C) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Loan Commitments or Revolving Loans to any Affiliated Lender or Purchasing Borrower Party;

(D) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(E) (x) no Purchasing Borrower Party may use the proceeds from Revolving Loans to purchase any Term Loans and (y) Term Loans may only be purchased by a Purchasing Borrower Party if, after giving effect to any such purchase, the Borrower has no Revolving Loans outstanding; and

(F) no Term Loan may be assigned to an Affiliated Lender pursuant to this Section 9.04(l), if after giving effect to such assignment, Affiliated Lenders in the aggregate would own in excess of 25% of the aggregate principal amount of the Term Loans then outstanding.

(ii) Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, and (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

(iii) Notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the “Required Lenders” have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by any Affiliated Lender shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; provided that this clause (iii) shall not apply with respect to any amendment, modification, waiver or consent (x) described in clause (b)(i) or clause (b)(ii) of Section 9.08 or (y) that disproportionately, directly and adversely affects such Affiliated Lender.

(iv) Additionally, each Affiliated Lender hereby agrees that if a case under Title 11 of the United States Code is commenced against any Loan Party, each Affiliated Lender shall consent to provide that the vote of any Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall be deemed to be without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders, except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable in any respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of Company. Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and each Issuing Bank in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN

ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of 9.04(j) without the prior written consent of any Lender directly and adversely affected thereby or the provisions of this Section or release any all or substantially all of the Subsidiary Guarantors or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its express terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of the differently adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.03(i) without the written consent of such SPV or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise expressly and adversely affect the rights or duties of the Administrative Agent, the Collateral Agent, or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent or such Issuing Bank.

(c) The Administrative Agent and the Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its respective properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEW DEVELOPMENT HOLDINGS, LLC. as Borrower

By:	/s/ TODD THORNTON
Name: Todd Thornton
Title: Vice President

[Signature page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent and Issuing Bank

By:	/s/ JAMES MORAN
Name: James Moran
Title: Managing Director

By:	/s/ NUPUR KUMAR
Name: Nupur Kumar
Title: Vice President

[Signature page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Lender

By:	/s/ JAMES MORAN
Name: James Moran
Title: Managing Director

By:	/s/ NUPUR KUMAR
Name: Nupur Kumar
Title: Vice President

[Signature page to Credit Agreement]

CITIBANK, N.A.
as Lender

By:	/s/ TIMOTHY P. DILWORTH
Name: Timothy P. Dilworth
Title: Vice President

[Signature page to Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Lender

By:	/s/ CALLI S. HAYES
Name: Calli S. Hayes
Title: Managing Director

By:	/s/ MARCUS M. TARKINGTON
Name: Marcus M. Tarkington
Title: Director

[Signature page to Credit Agreement]

ALL SCHEDULES ARE PREPARED AS OF THE FUNDING DATE AFTER GIVING EFFECT TO THE TRANSACTIONS

Schedule 1.01(a)
Additional Excluded Assets1

Gas Storage Contracts

1.	Firm Gas Storage Contract, No. 610140R1, effective as of May 5, 2005, by and between Moss Bluff Hub Partners, L.P. and Conectiv Energy Supply, Inc. (“CES”).

2.	Firm Storage Service Agreement (For Use Under Rate Schedule FSS), Contract No. 310342R2, dated as of October 23, 2008, by and between Egan Hub Storage, LLC (“Egan”) and CES.

3.	Firm Storage Service Agreement (For Use Under Rate Schedule FSS), Contract No. 310362R2, dated as of November 20, 2008, by and between Egan and CES.

4.	Firm Storage Service Agreement (For Use Under Rate Schedule FSS), Contract No. 310343R2, dated as of October 23, 2008, by and between Egan and CES.

5.	Firm Storage Service Agreement (For Use Under Rate Schedule FSS), Contract No. 310361R2, dated as of November 20, 2008, by and between Egan and CES.

6.	Firm Storage Service Agreement Rate Schedule FSS, dated October 14, 2008, by and between Pine Prairie Energy Center, LLC and CES.

Gas Transportation Contracts

1.	FTS Service Agreement, Contract No. 70348, dated November 1, 2001, by and between Columbia Gas Transmission Corporation and CES.

2.	OPT Service Agreement, No. 77365, dated December 10, 2003, by and between Columbia Gas Transmission Corporation and CES.

3.	Transportation Agreement #75630, dated May 12, 2003, between Columbia Gas Transmission Corporation and CES.

4.	Firm Transportation Service Agreement No. 5, dated April 10, 2008, by and between Gulf Crossing Pipeline Company LLC and CES (released until April 1, 2010).

5.	Negotiated Rates Letter Agreement to Firm Transportation Service Agreement No. 5, dated April 10, 2008, between Gulf Crossing Pipeline Company LLC and CES, as

1
The Parent, the Borrower and their respective subsidiaries may add additional items to this Schedule 1.01(a) so long as the total aggregate amount of the Additional Excluded Assets does not exceed $25,000,000 (excluding any Fuel Inventory).

amended by Amendment No. 1, dated January 15, 2009, Amendment No. 2, dated August 24, 2009, and Amendment No. 3, dated September 3, 2009.

6.	Precedent Agreement, dated as of January 25, 2007, by and between Midcontinent Express Pipeline LLC and CES.

7.
Transportation Rate Schedule FTS Agreement, Contract No. 553379, dated August 21, 2008, by and between Midcontinent Express Pipeline LLC and CES, as amended by Amendment No. 1, dated January 30, 2009, Amendment No. 2, dated May 27, 2009, and Amendment No. 3, dated June 24, 2009 (released on a non-recallable basis at a discount until April 1, 2012; releasing shipper remains liable for the maximum rate).

8.	Standard Gas Service Agreement (FES), dated August 18, 2006, by and between South Jersey Gas Company and CES.

9.	Service Agreement Rate Schedule FT-1, Contract No. 830164 (originally No. 800378), dated October 18, 1994, by and between Spectra (as successor to Texas Eastern Transmission Corporation) and CES.

10.	Service Agreement for Rate Schedule FT-1, Contract No. 910533, dated March 29, 2005, by and between Spectra (as successor to Texas Eastern Transmission, LP) and CES.

11.
Service Agreement for Rate Schedule LLFT, Contract No. 870196R2, dated October 28, 2005, by and between Spectra (as successor to Texas Eastern Transmission, LP) and CES, as amended by Amendment 1, dated June 12, 2008.

12.	Service Agreement for Rate Schedule FT-1, Contract No. 910035, dated February 2, 2001, by and between Texas Eastern Transmission Corporation and CES, as amended by letter dated February 8, 2001.

13.	Service Agreement, Contract No. 9054269, dated June 1, 2007, by and between Transcontinental Gas Pipe Line Corporation and CES, as amended on June 12, 2008.

14.	Service Agreement, Contract No. 9048806, dated January 1, 2007, by and between Transcontinental Gas Pipeline Corporation and CES.

15.	Service Agreement Contract No. 24089, dated as of March 4, 2010, by and between Trunkline Gas Company and CES.

16.	Service Agreement No. 28042, dated as of March 4, 2010, by and between Panhandle Eastern Pipe Line Company LP and CES.

17.	Rate R/S Service Agreement, dated November 30, 2009, by and between UGI Utilities, Inc. and CES.

18.	OPT 60 Service Agreement #90927, dated May 9, 2008, by and between Columbia Gas Transmission Corporation and CES.

19.	Precedent Agreement, dated April 28, 2009, by and between Transcontinental Gas Pipe Lien Company, LLC and CES.

20.	Form of Service Agreement (For Use Under Seller’s Rate Schedule FDLS), dated December 14, 2009, by and between Transcontinental Gas Pipe Line Company, LLC and CES.

FUEL INVENTORY

Fuel Inventory owned by Calpine Mid-Atlantic Energy, LLC or to which the Calpine Mid-Atlantic Energy, LLC is entitled.

EMISSION ALLOWANCES

All Emission Allowances held by the Companies as of the Funding Date.

PROJECT COMPANY AND DEVELOPMENT ASSETS

Any right or interest in Calpine Mid-Atlantic Development, LLC which will own assets related to the following development projects, including but not limited to the contracts and real property listed below:

Cumberland 3

1.	Application for PJM Queue position P-06 dated October 8, 2007 between Conectiv Atlantic Generation, L.L.C. (“CAG”), and PJM Interconnection, L.L.C. (“PJM”).

2.	Interconnection Service Agreement, dated October 8, 2007, by and among PJM, CAG and Atlantic City Electric Company (“ACE”) (for Cumberland No. 2 and 3, as it related to 3 only).

3.	Generation Interconnection Feasibility Study Form of Agreement, by and between PJM and CAG, dated August 30, 2005 (PJM Queue #P06) (Cumberland No. 3).

4.	Title Commitment.

5.	Option to sublease that portion of the real property, appurtances, and applicable easements and joint use facilities reasonably necessary for the development of Cumberland 3.

Delta 2

1.	Application for PJM Queue position V4-002 dated November 6, 2009.

2.	Air Quality Plan Approval to Construct Block 2 is included with the Delta construction permit.

3.	Phase 1 and Phase 2 environmental site assessments were included with Delta Project.

4.	Contracts described in the Stewart Title Guaranty Company Title Commitment, File No. 20105409/10290033, dated February 22, 2010.

5.	Generation Interconnection Study Feasibility Agreement, by and between PJM and CES, dated October 21, 2009 (PJM Queue #V4-002) (Delta 2).

6.	Option to lease or purchase that portion of the real property, appurtances, and applicable easements and joint use facilities reasonably necessary for the development of Delta 2.

Talbert

1.	Application for PJM queue position S-17 dated March 2007.

2.	PJM System Impact Study Report dated April 2009 (PJM Queue #S17).

3.	PJM Draft Facilities Study Report, dated March 2010 (PJM Queue #S17).

4.	Letter of Intent to lease property between CES and Potomac Electric Power Company dated March 2007.

5.	Phase 1 environmental site assessment draft dated March 12, 2010 (final to be issued in April 2010).

6.	Title Commitment.

Powell

1.	Application for PJM Queue position T-133 dated January 16, 2008.

2.	Application for PJM Queue position T-134 dated January 16, 2008.

3.	PJM Impact Study for T-133 dated July 2009.

4.	PJM Impact Study for T-134 dated July 2009.

5.	Phase 1 environmental site assessment draft dated March 19, 2010 (final to be issued in April 2010).

6.	Option Agreement to purchase property dated January 2, 2008 between David R. and Kathryn C. Powell, and CES.

7.	Amendment 1 to the Option Agreement to purchase property dated December 2009 between David R. and Kathryn C. Powell, and CES.

8.	Zoning Confirmation Verification Letter, dated February 5, 2010, from the Maryland National Capital Park and Planning Commission.

9.	Title Commitment.

10.	Generation Interconnection Feasibility Study Form of Agreement, by and between PJM and CES, dated January 4, 2008 (Powell) (PJM Queue #T133).

11.	Generation Interconnection Feasibility Study Form of Agreement, by and between PJM and CES, dated January 4, 2008 (PJM Queue #T134).

Other Agreements

1.	Contribution Agreement, by and between New Development Holdings, LLC and Calpine Holdings, LLC, dated as of the Funding Date.

2.	Bill of Sale by and between Calpine Mid-Atlantic Marketing, LLC and Calpine Energy Services, L.P., dated as of the Funding Date (Fuel Oil Inventory).

3.	Assignment and Assumption Agreement, by and between Calpine Mid-Atlantic Marketing, LLC, Calpine Bethlehem, LLC and Calpine Energy Services, L.P., dated as of the Funding Date.

4.	Option Agreement, by and between Calpine Mid-Atlantic Development, LLC and Calpine Mid-Merit, LLC, dated as of the Funding Date (Delta 2).

5.	Option Agreement, by and between Calpine Mid-Atlantic Development, LLC and Calpine New Jersey Generation, LLC, dated as of the Funding Date (Cumberland 3).

Schedule 1.01(c)
Designated Generating Plants

Carll’s Corner

Cedar

Cumberland 1 & 2

Mickleton

Middle

Missouri Avenue

Sherman Avenue

Deepwater 1 & 6

Schedule 1.01(d)
Generating Plants

Calpine New Jersey Generation, LLC (f/k/a Conectiv Atlantic Generation, LLC)
Carll’s Corner*
Cedar*
Cumberland 1 & 2
Mickleton*
Middle*
Missouri Avenue*
Sherman Avenue*
Deepwater 1 & 6*
Calpine Mid-Atlantic Generation, LLC (f/k/a Conectiv Delmarva Generation, LLC)
Edge Moor 3–5
Hay Road 1–8
Christiana*
Edge Moor 10
Delaware City
Tasley*
West*
Crisfield*
Bayview*

Calpine Mid Merit, LLC (f/k/a Conectiv Mid Merit, LLC)
Delta 1-4 (under construction)

Calpine Bethlehem, LLC (f/k/a Conectiv Bethlehem, LLC)
Bethlehem 1-8

Calpine Solar, LLC (Conectiv Solar, LLC)
Conectiv Vineland Solar

       _______________________________

* Subject to easement granted by an Affiliate of Parent

Schedule 1.01 (e)
Mortgaged Properties

See Schedules 3.18(a), 3.18(b) and 3.18(c) for the Mortgaged Properties (except Delta Power Plant, Delta Buffer Property (Lessner), Delta Buffer Property (Rice) and Delta Buffer Property (Slate Ridge) on Schedule 3.18(a), and Merrill Creek Reservoir on Schedule 3.18(b)).

Schedule 1.01(f)
O&M Agreements

1.	Administrative Services Agreement, by and among Calpine Corporation and New Development Holdings, LLC and its Subsidiaries listed therein, dated as of the Funding Date.

2.
Operating Agreement, by and among Calpine Mid-Atlantic Generation, LLC, Calpine New Jersey Generation, LLC, Calpine Bethlehem, LLC, Calpine Vineland Solar, LLC, Calpine Mid Merit, LLC and Calpine Operating Services Company, Inc., dated as of the Funding Date.

3.	Construction Management Agreement, by and among Calpine Construction Management Company, Inc. and Calpine Mid Merit, LLC, dated as of the Funding Date.

4.
Master Maintenance Services Agreement by and among Calpine Mid-Atlantic Generation, LLC, Calpine New Jersey Generation, LLC, Calpine Bethlehem, LLC, Calpine Vineland Solar, LLC, Calpine Mid Merit, LLC and Calpine Operation Services Company, Inc. dated as of the Funding Date.

Schedule 1.01(g)
Subsidiary Guarantors
Calpine Mid-Atlantic Energy, LLC (f/k/a Conectiv Energy Holding Company, LLC)
Calpine Mid-Atlantic Operating, LLC (f/k/a PHI Operating Services Company, LLC)
Calpine Bethlehem, LLC (f/k/a Conectiv Bethlehem, LLC)
Calpine New Jersey Generation, LLC (f/k/a Conectiv Atlantic Generation, LLC)
Calpine Mid-Atlantic Generation, LLC (f/k/a Conectiv Delmarva Generation, LLC)
Calpine Solar, LLC (f/k/a Conectiv Solar, LLC)
Calpine Vineland Solar, LLC (f/k/a Conectiv Vineland Solar, LLC)
Calpine Mid-Atlantic Marketing, LLC

Schedule 1.01 (h)
Tolling Agreements

1.	Master Power Purchase and Sale Agreement dated April 20, 2010 between Calpine Energy Services, L.P. and Calpine New Jersey Generation, LLC and all related transactions.

2.	Master Power Purchase and Sale Agreement dated April 20, 2010 between Calpine Energy Services, L.P. and Calpine Bethlehem, LLC and all related transactions.

3.	Master Power Purchase and Sale Agreement dated April 20, 2010 between Calpine Energy Services, L.P. and Calpine Mid-Atlantic Generation, LLC and all related transactions.

4.	Master Power Purchase and Sale Agreement dated April 20, 2010 between Calpine Energy Services, L.P. and Calpine Mid Merit, LLC and all related transactions.

5.	Master Power Purchase and Sale Agreement dated April 20, 2010 between Calpine Energy Services, L.P. and Calpine Mid-Atlantic Marketing, LLC and all related transactions.

6.	Master Power Purchase and Sale Agreement dated April 20, 2010 between Calpine Energy Services, L.P. and Calpine Vineland Solar, LLC and all related transactions.

Schedule 2.01
Lenders and Commitments

Lender	Term Loan Commitment2	Pro Rata Share	Revolving Credit Commitment	Pro Rata Share	Total Commitment
Credit Suisse AG, Cayman Islands Branch	$520.0	40.0%	$40.0	40.0%	$560.0
Citibank, N.A.	390.0	30.0	30.0	30.0	420.0
Deutsche Bank Trust Company Americas	390.0	30.0	30.0	30.0	420.0
Total	$1,300.0	100.0%	$100.0	100.0%	$1,400.0

2Term Loan Commitments are subject to reduction by 70% of the amount by which the total uses of funds for the Transactions described in Section 5.08 of the Credit Agreement is less than $1,840,000,000.

Schedule 3.08
Subsidiaries

Legal Name	Type of Entity	State of Formation	Owner	Percentage Owned
Calpine Mid-Atlantic Energy, LLC (f/k/a Conectiv Energy Holding Company, LLC)	Limited Liability Company	Delaware	New Development Holdings, LLC	100%
Calpine Mid-Atlantic Operating, LLC (f/k/a PHI Operating Services Company, LLC)	Limited Liability Company	Delaware	Calpine Mid-Atlantic Energy, LLC	100%
Calpine Bethlehem, LLC (f/k/a Conectiv Bethlehem, LLC)	Limited Liability Company	Delaware	Calpine Mid-Atlantic Energy, LLC	100%
Calpine New Jersey Generation, LLC (f/k/a Conectiv Atlantic Generation, LLC)	Limited Liability Company	Delaware	Calpine Mid-Atlantic Energy, LLC	100%
Calpine Mid-Atlantic Generation, LLC (f/k/a Conectiv Delmarva Generation, LLC)	Limited Liability Company	Delaware	Calpine Mid-Atlantic Energy, LLC	100%
Delta, LLC	Limited Liability Company	Delaware	Calpine Mid-Atlantic Energy, LLC	100%
Calpine Mid Merit, LLC (f/k/a Conectiv Mid Merit, LLC)	Limited Liability Company	Delaware	Delta, LLC	100%
Calpine Solar, LLC (f/k/a Conectiv Solar, LLC)	Limited Liability Company	Delaware	Calpine Mid-Atlantic Energy, LLC	100%
Calpine Vineland Solar, LLC (f/k/a Conectiv Vineland Solar, LLC)	Limited Liability Company	Delaware	Calpine Solar, LLC	100%
Calpine Mid-Atlantic Marketing, LLC	Limited Liability Company	Delaware	Calpine Mid-Atlantic Energy, LLC	100%

Schedule 3.09
Litigation

None.

Schedule 3.16
Environmental Matters

The following permits have pending permit appeals and/or modifications:

1.
Deepwater – BOP 090002-65495 Admin. Completeness and Preconstruction Approval of Minor Modification Stack test extension; Final Permit dated July 1, 2009 and appeal for Process Monitors filed July 10, 2009.

2.
Deepwater - BOP 090002-65495 Minor Modification and Preconstruction Approval Stack test extension; Proposed Permit to EPA on July 1, 2009, Final Permit dated August 24, 2009 and appeal for Effective Date and Process Monitors filed September 10, 2009.

3.
Deepwater - BOP 090003-65495 Significant Modification and Preconstruction Approval, Add SOPS conditions, Add Unit 6/8 SNCR, Add CAIR requirements, Revise testing requirements; Draft Permit dated November 24, 2009 and Proposed Permit to EPA dated January 7, 2010.

4.
Mickleton - BOP 050001-55784 Significant Modification and Preconstruction Approval, Add water injection, Increase PM10 limits, Add CAIR and RGGI conditions; Final Permit dated July 13, 2009 and appeal for Effective Date and heat input filed August 10, 2009 (NJDEP acknowledgement dated September 9, 2009).

5.
Mickleton - BOP 100001-55784 Minor Modification and Preconstruction Approval; Final Permit filed Mar. 17, 2010 and appeal for Effective Date, Heat input, Process Monitors, Inlet Air, Fogging Operation Restriction filed April 1, 2010 (NJDEP Acknowledgement dated April 14, 2010).

6.
Cumberland - BOP 070001-75508 Significant Modification and Preconstruction Approval; Final Permit dated December 22, 2008 and appeal for Effective Date, Process Monitors, Averaging, Heat input, Stack Test Operating Conditions(since revised), Fuel Use, Sulfur Content, Inclusion of “nominal” production rating (does not appear in later iterations) filed January 12, 2009.

7.
Cumberland - BOP 090001-75508 Admin. Completeness and Preconstruction Approval of Minor Modification; Final Permit dated July 2, 2009 and appeal for Process Monitors, Averaging, Heat input, Fuel Use and Sulfur Content filed Aug. 5, 2009 (NJDEP sent to OAL - Jan. 22, 2010).

8.
Cumberland - BOP 090001-75508 Minor Modification and Preconstruction Approval; Proposed Permit filed July 2, 2009, Final Permit filed Aug. 27, 2009, and appeal for Effective Date, Process Monitors, Averaging, Heat input, Fuel Use and Sulfur Content filed Sept. 10, 2009 (NJDEP acknowledgement dated Sept. 29, 2009).

9.
Cumberland - BOP 090002-75508; Minor Modification and Preconstruction Approval; Final Permit dated Nov. 10, 2009 and appeal for Effective Date, Process Monitors, Averaging, Heat input, Fuel Use and Sulfur Content filed Nov. 30, 2009 (NJDEP acknowledgment dated Jan. 10, 2010).

The following permits are needed to complete the construction and for the commercial operation of the Delta Project, but have not yet been obtained:

1.	York County Soil Erosion Control approval (to be obtained by Transcontinental Gas Pipe Line Company, LLC).

2.	Title V air operating permit for all sources (stacks, tanks, degreasers, etc.), issued by the Pennsylvania Department of Environmental Protection.

3.	Acid Rain permit, issued by the Pennsylvania Department of Environmental Protection.

4.	Clean Air Interstate Rule permit, issued by the Pennsylvania Department of Environmental Protection.

5.	National Pollutant Discharge Elimination System Permit, issued by the Pennsylvania Department of Environmental Protection (to be reissued after construction is complete).

6.	Spill Prevention Countermeasure and Control plan approval, issued by the Pennsylvania Department of Environmental Protection (for storage tanks).

7.	Aboveground Storage Tank (AST) approvals, issued by the Pennsylvania Department of Environmental Protection.

8.	Chemical Facility Anti-Terrorism and Security registration.

9.	EPA Hazardous Waste ID.

10.	Risk Management approval (to be filed with the EPA in conjunction with Local Emergency Planning Commission).

11.	Fish & Boat Permit, issued by the Pennsylvania Department of Environmental protection (for the intake/discharge structures).

Pending environmental claims:

1.
Administrative Order and Notice of Civil Administrative Penalty Assessment PEA070002-65495 Unit 6/8 & Unit 1 (assessed penalty $1,091,000), received 4-10-07, alleged violation of permit heat input limit, Contested Case Hearing Request Filed (Deepwater).

2.
Administrative Order and Notice of Civil Administrative Penalty Assessment PEA070001-65001 Unit 6/8 & Unit 1 (assessed penalty $811,600), received Order 5-29-07, alleged violation of permit heat input limit, Contested Case Hearing Request Filed (Deepwater).

3.
Administrative Order and Notice of Civil Administrative Penalty Assessment PEA100001-061000329000 (assessed penalty $5,000) received February 4, 2010 from NJDEP, alleged failure to submit an acceptable SPCC/DPCC/DCR Plan, Contested Case Hearing Request Filed (Cumberland).

4.
The United States Environmental Protection Agency (“EPA”) and the New Jersey Department of Environmental Protection (the “NJDEP”) under the EPA’s Section 114 authority jointly sought data and other information to assist in determining compliance of CEG’s Deepwater plant with the Clean Air Act and New Jersey Air Pollution Control Act. The original Section 114 Letter was received in February 2000, and numerous responses to data and other information requests were provided.  The last correspondence between the Company and the agencies was on December 24, 2003.

ISRA Obligations:

1.
Entry into the Purchase Agreement and consummation of the Acquisition contemplated thereunder triggers certain environmental investigation and remediation obligations with respect to the Target’s facilities in New Jersey pursuant to the New Jersey Industrial Site Recovery Act, as amended (“ISRA”), that could result in significant liabilities on the part of the Borrower.  The Borrower’s liability for such ISRA matters is capped at $10,000,000, subject to the terms of the Purchase Agreement.

Schedule 3.17(a)
UCC Filing Offices

Grantor	UCC Filing Office
New Development Holdings, LLC	Delaware Secretary of State
Calpine Mid-Atlantic Energy, LLC (f/k/a Conectiv Energy Holding Company, LLC)	Delaware Secretary of State
Calpine Mid-Atlantic Operating, LLC (f/k/a PHI Operating Services Company, LLC)	Delaware Secretary of State
Calpine Bethlehem, LLC (f/k/a Conectiv Bethlehem, LLC)	Delaware Secretary of State
Calpine New Jersey Generation, LLC (f/k/a Conectiv Atlantic Generation, LLC)	Delaware Secretary of State
Calpine Mid-Atlantic Generation, LLC (f/k/a Conectiv Delmarva Generation, LLC)	Delaware Secretary of State
Calpine Solar, LLC (f/k/a Conectiv Solar, LLC)	Delaware Secretary of State
Calpine Vineland Solar, LLC (f/k/a Conectiv Vineland Solar, LLC)	Delaware Secretary of State
Calpine Mid-Atlantic Marketing, LLC	Delaware Secretary of State

Schedule 3.17(c)
Mortgage Filing Offices

Applicable Collateral Document	Entity	Jurisdictions
Mortgage *Delaware City Combustion Turbine Site	Calpine Mid-Atlantic Generation, LLC (f/k/a Conectiv Delmarva Generation, LLC)	New Castle County (DE)
Mortgage *Bethlehem Power Plant and related Buffer Properties	Calpine Bethlehem, LLC (f/k/a Conectiv Bethlehem, LLC)	Office of the Recorder of Deeds of Northampton County, (PA)
Mortgage *Hay Road Site *Edge Moor Power Plant Site	Calpine Mid-Atlantic Generation, LLC (f/k/a Conectiv Delmarva Generation, LLC)	New Castle County (DE)
Mortgage *Delmarva Power & Light Company Edge Moor Gas Transmission Line	Calpine Mid-Atlantic Generation, LLC (f/k/a Conectiv Delmarva Generation, LLC)	New Castle County (DE)
Mortgage *Deepwater	Calpine New Jersey Generation, LLC (f/k/a Conectiv Atlantic Generation, LLC)	Salem County Clerk’s Office (NJ)
Mortgage *Cumberland Combustion Turbine	Calpine New Jersey Generation, LLC (f/k/a Conectiv Atlantic Generation, LLC)	Cumberland County Clerk’s Office (NJ)
Mortgage *Vineland Solar Plant Site	Calpine Vineland Solar, LLC (f/k/a Conectiv Vineland Solar, LLC)	Cumberland County Clerk’s Office (NJ)
Deed of Trust *Bayview Combustion Turbine Site	Calpine Mid-Atlantic Generation, LLC (f/k/a Conectiv Delmarva Generation, LLC)	Northampton County (VA)

Mortgage *Carll’s Corner Combustion Turbine Site	Calpine New Jersey Generation, LLC (f/ka Conectiv Atlantic Generation, LLC)	Cumberland County Clerk’s Office (NJ)
Mortgage *Cedar Combustion Turbine Site	Calpine New Jersey Generation, LLC (f/k/a Conectiv Atlantic Generation, LLC)	Ocean County Clerk’s Office (NJ)
Mortgage *Christiana Combustion Turbine Site	Calpine Mid-Atlantic Generation, LLC (f/k/a Conectiv Delmarva Generation, LLC)	New Castle County (DE)
Deed of Trust *Crisfield Combustion Turbine Site	Calpine Mid-Atlantic Generation, LLC (f/k/a Conectiv Delmarva Generation, LLC)	Somerset County (MD)
Mortgage *Mickelton Combustion Turbine Site	Calpine New Jersey Generation, LLC (f/k/a Conectiv Atlantic Generation, LLC)	Gloucester County Clerk’s Office (NJ)
Mortgage *Middle Station Combustion Turbine Site	Calpine New Jersey Generation, LLC (f/k/a Conectiv Atlantic Generation, LLC)	Cape May County Clerk’s Office (NJ)
Mortgage *Missouri Avenue Combustion Turbine Site	Calpine New Jersey Generation, LLC (f/k/a Conectiv Atlantic Generation, LLC)	Atlantic County Clerk’s Office (NJ)
Mortgage *Sherman Combustion Turbine Site	Calpine New Jersey Generation, LLC (f/k/a Conectiv Atlantic Generation, LLC)	Cumberland County Clerk’s Office (NJ)
Deed of Trust *Tasley Combustion Turbine Site	Calpine Mid-Atlantic Generation, LLC (f/k/a Conectiv Delmarva Generation LLC)	Accomack County (VA)
Mortgage *West Combustion Turbine Site	Calpine Mid-Atlantic Generation, LLC (f/k/a Conectiv Delmarva Generation LLC)	New Castle County (DE)

Schedule 3.18(a)
Owned Real Property

Owner	Common Name and Address
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)
*Certificate of Name Change and Certificate of Conversion to be recorded on the Funding Date.
Delaware City Combustion Turbine Site 1812 River Road Delaware City, DE 19720
Calpine Bethlehem, LLC (f/k/a Conectiv Bethlehem, LLC) *Certificate of Name Change to be recorded on the Funding Date.	Bethlehem Power Plant 2254 Applebutter Road - Lot No. 1 2324 Applebutter Road - Lot No. 2 Bethlehem, PA 18015
Calpine Bethlehem, LLC (f/k/a Conectiv Bethlehem, LLC) *Certificate of Name Change to be recorded on the Funding Date.	Bethlehem Buffer Property (Gardner) 2261 Applebutter Road Bethlehem, PA 18015
Calpine Bethlehem, LLC (f/k/a Conectiv Bethlehem, LLC) *Certificate of Name Change to be recorded on the Funding Date.	Bethlehem Buffer Property (M. Gerhart) 2251 Applebutter Road Bethlehem, PA 18015
Calpine Bethlehem, LLC (f/k/a Conectiv Bethlehem, LLC)	Bethlehem Buffer Property (Kraus) 2231 Applebutter Road Bethlehem, PA 18015
Calpine Bethlehem, LLC (f/k/a Conectiv Bethlehem, LLC) *Certificate of Name Change to be recorded on the Funding Date.	Bethlehem Buffer Property (C. Gerhart) 2245 Applebutter Road Bethlehem, PA 18015
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)
*Certificate of Name Change and Certificate of Conversion to be recorded on the Funding Date.
Hay Road Site 198 Hay Road Wilmington, DE 19809

Owner	Common Name and Address
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)
*Certificate of Name Change and Certificate of Conversion to be recorded on the Funding Date.
Edge Moor Power Plant Site 200 Hay Road, Wilmington, DE 19809
Calpine Mid Merit, LLC (f/k/a Conectiv Mid Merit, LLC)	Delta Power Plant 1055 Pikes Peak Road Delta, PA 17314
Calpine Mid Merit, LLC (f/k/a Conectiv Mid Merit, LLC) *Certificate of Name Change to be recorded on the Funding Date.	Delta Buffer Property (Lessner) 1125 Pikes Peak Road Delta, PA 17314
Calpine Mid Merit, LLC (f/k/a Conectiv Mid Merit, LLC) *Certificate of Name Change to be recorded on the Funding Date.	Delta Buffer Property (Rice) 963 Pikes Peak Road Delta, PA 17314
Calpine Mid Merit, LLC (f/k/a Conectiv Mid Merit, LLC) *Certificate of Name Change to be recorded on the Funding Date.	Delta Buffer Property (Slate Ridge) Tract 1 along Atom Road Delta, PA 17314
Calpine New Jersey Generation, LLC (f/k/a/ Conectiv Atlantic Generation, LLC) *Certificate of Name Change to be recorded on the Funding Date.	Deepwater 373 N. Broadway Pennsville, NJ 08070

Schedule 3.18(b)
Leased Real Property

Lessee	Common Name and Address
Calpine New Jersey Generation, LLC (f/k/a/ Conectiv Atlantic Generation, LLC) *Certificate of Name Change to be recorded on the Funding Date.	Cumberland Combustion Turbine 4001 Main Street, Millville, NJ 08332
Calpine Vineland Solar, LLC (f/k/a Conectiv Vineland Solar, LLC) *Certificate of Name Change to be recorded on the Funding Date.	Vineland Solar Plant Site New York Avenue Vineland, NJ 08027
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)
*Certificate of Name Change and Certificate of Conversion to be recorded on the Funding Date.
Merrill Creek Reservoir Harmony Township, NJ

Schedule 3.18(c)
Eased Real Properties

Easement Holder	Common Name and Address
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)
*Certificate of Name Change and Certificate of Conversion to be recorded on the Funding Date.
Bayview Combustion Turbine Site 22872 Bayview Circle Cheriton, VA 233176
Calpine New Jersey Generation, LLC (f/k/a/ Conectiv Atlantic Generation, LLC) *Certificate of Name Change to be recorded on the Funding Date.	Carll’s Corner Combustion Turbine Site 1623 Burlington Road Upper Deerfield Twp, NJ 08302
Calpine New Jersey Generation, LLC (f/k/a/ Conectiv Atlantic Generation, LLC) *Certificate of Name Change to be recorded on the Funding Date.	Cedar Combustion Turbine Site 211 South Main St, Stafford Township, NJ 08092
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)
*Certificate of Name Change and Certificate of Conversion to be recorded on the Funding Date.
Christiana Combustion Turbine Site 201 & 301 Christina Ave, Wilmington, DE 19801
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)
*Certificate of Name Change and Certificate of Conversion to be recorded on the Funding Date.
Crisfield Combustion Turbine Site 4079 Crisfield Highway Lawsons Election District, MD 21817
Calpine New Jersey Generation, LLC (f/k/a/ Conectiv Atlantic Generation, LLC) *Certificate of Name Change to be recorded on the Funding Date.	Mickleton Combustion Turbine Site 176 Harmony Road East Greenwich, NJ 08056
Calpine New Jersey Generation, LLC (f/k/a/ Conectiv Atlantic Generation, LLC)	Middle Station Combustion Turbine Site 315 N. Railroad Avenue

Easement Holder	Common Name and Address
*Certificate of Name Change to be recorded on the Funding Date.	Rio Grande, NJ 08242
Calpine New Jersey Generation, LLC (f/k/a/ Conectiv Atlantic Generation, LLC) *Certificate of Name Change to be recorded on the Funding Date.	Missouri Avenue Combustion Turbine Site 1825 Atlantic Avenue, Atlantic City, NJ 08041
Calpine New Jersey Generation, LLC (f/k/a/ Conectiv Atlantic Generation, LLC) *Certificate of Name Change to be recorded on the Funding Date.	Sherman Combustion Turbine Site 2600 S. Orchard Road, Vineland, NJ 08360
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)
*Certificate of Name Change and Certificate of Conversion to be recorded on the Funding Date.
Tasley Combustion Turbine Site 21417 Taylor Road Tasley, VA 23441
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)
*Certificate of Name Change and Certificate of Conversion to be recorded on the Funding Date.
West Combustion Turbine Site 1508 Newport Gap Pike, Wilmington, DE 19808
Calpine Mid-Atlantic Generation, LLC (f/k/a/ Conectiv Delmarva Generation, LLC, successor by conversion to Conectiv Delmarva Generation, Inc.)
*Certificate of Name Change and Certificate of Conversion to be recorded on the Funding Date.
Edge Moor Gas Transmission Line 24” O.D. Natural Gas Pipeline, Claymont to Wilmington, DE

Schedule 3.19
Labor Matters

The Collective Bargaining Agreement between IBEW Local 1238 (the “Union”) and Conectiv has been extended while labor negotiations are on-going between the Union and Conectiv.  To date they have not reached a new Collective Bargaining Agreement. Conectiv has made a final offer to the Union, and the Union has scheduled a ratification vote on the offer for June 11, 2010.  If Conectiv’s offer is not accepted, it is possible that the Union could cancel the contract extension and authorize a strike.  The Union has threatened to strike if a new Collective Bargaining Agreement is not reached.  Conectiv has a work stoppage plan in place in the event of a strike that provides for continued operations.  The Borrower is negotiating an agreement with Conectiv that is expected, inter alia, to provide that should a strike begin prior to the Closing Date (as defined in the Purchase Agreement) and continue thereafter, Conectiv’s work stoppage plan would remain in effect for the benefit of the Borrower.  In addition, the Borrower is taking independent steps to have a work stoppage plan in place that will provide for continued operations should there be a strike.

Schedule 4.02(a)
Local Counsel

Firm Name	Jurisdiction	Address
Saul Ewing LLP	Delaware	500 E. Pratt St. Baltimore, MD 21202
Maryland
Eckert Seamans Cherin & Mellott, LLC	Pennsylvania	213 Market St., 8th Fl. Harrisburg PA 17101
Williams Mullen	Virginia	James Center Two 1021 East Cary Street Richmond, VA 23219
Riker Danzig Scherer Hyland & Perretti LLP	New Jersey	Headquarters Plaza One Speedwell Avenue Morristown, New Jersey 07962-1981

Schedule 6.01
Existing Indebtedness
None.

Schedule 6.02
Existing Liens

1.	Purchase money Liens arising in the ordinary course of business consistent with past practices not exceeding $100,000 in the aggregate.

2.
The terms and conditions of the Material Contracts, the Permits listed in Section 3.19 of the Disclosure Letter and the Environmental Permits listed in Section 3.20 of the Disclosure Letter (as such terms are defined in the Purchase Agreement).

3.
All Liens under that certain Security Agreement, dated as of December 13, 2007, by and between Conectiv Mid Merit, LLC, as Seller and Constellation Energy Commodities Group, Inc., as Buyer (as the same may be amended, restated, amended and restated, supplemented or otherwise modified).

4.
All Liens under that certain Pledge Agreement, dated as of  December 13, 2007, by and among Delta, LLC, as Pledgor and Constellation Energy Commodities Group, Inc., as Buyer (as the same may be amended, restated, amended and restated, supplemented or otherwise modified).

5.
UCC Financing Statement No. 80184448, filed January 15, 2008, with the Delaware Department of State (UCC Filing Section), Constellation Energy Commodities Group, Inc. (Secured Party), Delta, LLC (Debtor), as amended pursuant to Section 5.01 of the Disclosure Letter referred to in the Purchase Agreement.

6.
UCC Financing Statement No. 80184075, filed January 15, 2008, with the Delaware Department of State (UCC Filing Section), Constellation Energy Commodities Group, Inc. (Secured Party), Conectiv Mid Merit, LLC (Debtor), as amended pursuant to Section 5.01 of the Disclosure Letter referred to in the Purchase Agreement.

7.	Unrecorded Agreement of Lease, dated September 1, 1998, between Atlantic City Electric Company and Pennsville Little League.

8.	Unrecorded Army Corps. of Engineers entitled Lease (DACW-31-5-00-609), dated October 17, 2000, by and between Atlantic City Electric Company, as lessor, and the United States of America, as lessee.

9.
Rights of Walter W. Rice and Lucile Mary Rice, as tenants of premises known as 963 Pikes Peak Road, Delta, Peach Bottom Township, York County, Pennsylvania, to reside in such premises for as long as they desire or are able, pursuant to an unrecorded Lease, dated May 19, 2008, between said tenants and Conectiv Mid Merit, LLC, as Landlord.  Affects Parcel No. 43-000-BP-0075.

10.
Unrecorded Lease Agreement between Atlantic City Electric Company, as landlord, and Conectiv Atlantic Generation, LLC, as tenant, dated June 1, 2000; as amended by that certain unrecorded Amendment To Lease dated September 24, 2003; as extended by that certain unrecorded Memorandum dated June 1, 2009, is not insurable as of the date of this Agreement (Cumberland Plant).

Schedule 6.07
Transactions with Affiliates

1.	Administrative Services Agreement, by and among Calpine Corporation and New Development Holdings, LLC and its Subsidiaries listed therein, dated as of the Funding Date.

2.	Administrative Services Subordination Agreement, by and among Calpine Corporation and New Development Holdings, LLC and its Subsidiaries listed therein, dated as of the Funding Date.

3.
Operating Agreement, by and among Calpine Mid-Atlantic Generation, LLC, Calpine New Jersey Generation, LLC, Calpine Bethlehem, LLC, Calpine Vineland Solar, LLC, Calpine Mid Merit, LLC and Calpine Operating Services Company, Inc., dated as of the Funding Date.

4.	Construction Management Agreement, by and among Calpine Construction Management Company, Inc. and Calpine Mid Merit, LLC, dated as of the Funding Date.

5.	The Tolling Agreements set forth on Schedule 1.01(h).

6.	Agency Agreement between Calpine Energy Services, L.P. and Calpine Mid-Atlantic Marketing, LLC, dated as of the Funding Date.

7.	Services and Agency Agreement between Calpine Operating Services Company, Inc. and Calpine Mid-Atlantic Operating, LLC, dated as of the Funding Date.

8.
Master Maintenance Services Agreement, by and between Calpine Mid-Atlantic Generation, LLC, Calpine New Jersey Generation, LLC, Calpine Bethlehem, LLC, Calpine Mid-Merit, LLC, Calpine Vineland Solar, LLC and Calpine Operating Services Company, dated as of the Funding Date.

EXHIBIT A

FORM OF ADMINISTRATIVE QUESTIONNAIRE

NEW DEVELOPMENT HOLDINGS, LLC

Agent Address:	Credit Suisse AG	Return form to:
	11 Madison Avenue	Telephone:
	New York, NY 10010	Facsimile:
E-mail:

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

• Signing Credit Agreement	☐ Yes	☐ No

• Coming in via Assignment	☐ Yes	☐ No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other - please specify)

Lender Parent:

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Bid Contact	L/C Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I.	Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II.	Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non- U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or before the date you become a party to the Credit Agreement. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):

4.	Administrative Agent: Credit Suisse AG, as the administrative agent under the Credit Agreement.

5.
Credit Agreement: The Credit Agreement dated as of June [    ], 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among New Development Holdings, LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors, the Lenders, Credit Suisse Securities (USA) LLC,

1	Select as applicable.

Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and joint book runners, the other agents party thereto, and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and collateral agent for the Secured Parties and as Issuing Bank.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans2
Term Loans	$	$	%
Revolving Loans	$	$	%

2	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:
Consented to and Accepted:

NEW DEVELOPMENT HOLDINGS, LLC4

By:
Name:
Title:

CREDIT SUISSE AG, as Administrative Agent and Issuing Bank5

By:
Name:
Title:

By:
Name:
Title:

3	This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.

4	To be completed to the extent consent is required under Section 9.04(b).

5	Reference to Issuing Bank required for an assignment of Revolving Commitments.

ANNEX 1 to Assignment and Assumption

NEW DEVELOPMENT HOLDINGS, LLC
CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it (to the extent not already delivered to the Administrative Agent) pursuant to Section 2.20 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT C

FORM OF BORROWING REQUEST

Credit Suisse AG,
    as Administrative Agent for
the Lenders referred to below,
11 Madison Avenue
New York, NY 10010

Attention: [            ]

Re: New Development Holdings, LLC

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of June [ ], 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meaning given to them in the Credit Agreement) among New Development Holdings, LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors, the Lenders, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and joint book runners, the other agents party thereto, and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and collateral agent for the Secured Parties and as Issuing Bank. Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Class of Borrowing	[Revolving Borrowing] [Term Borrowing]

(B) Principal amount of Borrowing6

(C) Date of Borrowing (which is a Business Day)

(D) Type of Borrowing	[ABR] [Eurodollar]

(E) Interest Period and the last day thereof7

6
ABR and Eurodollar Loans must be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

7	Shall be subject to the definition of “Interest Period” in the Credit Agreement.

(F) Funds are requested to be disbursed to Borrower’s account with Credit Suisse AG, (Account No. ).

Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.01(b), (c) and (d) of the Credit Agreement are satisfied as of the date hereof.

[Signature Page Follows]

NEW DEVELOPMENT HOLDINGS, LLC

By:
Name:
Title: [Responsible Officer]

EXHIBIT D

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT

made by

NEW DEVELOPMENT HOLDINGS, LLC

and certain of its Subsidiaries

in favor of

Credit Suisse AG
as Collateral Agent

Dated as of [            ], 2010

-i-

SCHEDULES
Schedule 1	Notice Addresses

ANNEXES
Annex 1	Form of Assumption Agreement

-ii-

GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of [            ], 2010, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of Credit Suisse AG, as Collateral Agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of June [            ], 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among New Development Holdings, LLC (the “Borrower”), Credit Suisse AG as Administrative Agent (in such capacity, the “Administrative Agent”), the Collateral Agent and the other lenders and agents from time to time party thereto.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and to induce the Secured Parties to enter into Hedging Agreements with the Grantors, each Grantor hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:

SECTION 1.
DEFINED TERMS

1.1. Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Bank, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Intermediary, Documents, Equipment, Farm Products, Financial Asset, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights, Securities Account; Security Entitlement, Securities Intermediary and Supporting Obligations.

(b) The following terms shall have the following meanings:

“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations”: the collective reference to (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set forth for payment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to the Credit Agreement and the other Loan Documents and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Collateral Agent as provided in Section 6.1 or 6.4.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the New York UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the New York UCC, and (iii) in the case of any Commodity Account, “control,” as such term is defined in Section 9-106 of the New York UCC.

“Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Deposit Account, Securities Entitlement or Commodity Account.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 11(c) of the Perfection Certificate), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights”: (i) all copyrights arising under the laws of the United States, or any political sub-division thereof whether registered or unregistered (including, without limitation, those listed in Schedule 11(b) of the Perfection Certificate), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Excluded Accounts”: Deposit Accounts (i) for which the Collateral Agent is the Bank, (ii) for which all of the funds on deposit are used for funding (w) payroll, (x) 401(K) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and (y) health care benefits and (iii) (not already subject to the provisions of this definition) with an aggregate average daily balance of all funds in such other deposit accounts for all Loan Parties not in excess of $1,000,000.

“Excluded Property”: as defined in Section 3.

“Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Collateral Agent or to the Secured Parties that are required to be paid by such Guarantor pursuant to the terms of any of the foregoing agreements).

“Guarantors”: the collective reference to each Grantor other than the Borrower.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to all intellectual property, whether arising under United States, multinational or foreign laws or the laws of any political subdivision thereof, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patent License”: all written agreements providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 11(c) of the Perfection Certificate.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 11(a) of the Perfection Certificate, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 11(a) of the Perfection Certificate, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Perfection Certificate”: the perfection certificate, dated as of [            ], 2010, delivered to the Collateral Agent by the Grantors.

“Pledged Notes”: all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”: the shares of Capital Stock listed on Schedule 9 of the Perfection Certificate, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 66% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties”: collectively, the Collateral Agent, the Arrangers, the Administrative Agent, the Lenders and each counterparty to a Hedging Agreement if at the date of entering into such Hedging Agreement such person was an Agent or a Lender or an Affiliate of an Agent or a Lender and, if not a Lender, such person executes and delivers to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 8.01, 9.04 and 9.14 of the Credit Agreement as if it were a Lender.

“Securities Act”: the Securities Act of 1933, as amended.

“Trademark License”: any written agreement providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 11(c) of the Perfection Certificate.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States or any State thereof or any other country or any political subdivision thereof,, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 11(a) of the Perfection Certificate, and (ii) the right to obtain all renewals thereof.

1.2. Other Definitional Provisions.

(a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2.
GUARANTEE

2.1. Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Collateral Agent or any Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, either no Letter of Credit shall be outstanding or each outstanding Letter of Credit has been Cash Collateralized and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent or any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, either no Letter of Credit shall be outstanding or each outstanding Letter of Credit has been Cash Collateralized and the Commitments are terminated.

2.2. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3. No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Collateral Agent or any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Collateral Agent and the other Secured Parties by the Borrower on account of the Borrower Obligations are paid in full, either no Letter of Credit shall be outstanding or each outstanding Letter of Credit has been Cash Collateralized and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

2.4. Amendments, etc., with Respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Collateral Agent or any Secured Party may be rescinded by the Collateral Agent or such Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Collateral Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Collateral Agent or any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Collateral Agent or any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6. Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars at the Collateral Agent’s Office.

SECTION 3.
GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Contracts;

(d) all Deposit Accounts;

(e) all Documents;

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles;

(i) all Instruments;

(j) all Intellectual Property;

(k) all Inventory;

(l) all Investment Property;

(m) all Letter-of-Credit Rights;

(n) all other property not otherwise described above (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above);

(o) all books and records pertaining to the Collateral; and

(p) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in (i) any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law, (ii) any license, permit or contract to the extent that such grant of a security interest is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such license, permit or contract, (iii) any assets subject to a lien permitted by Section 6.02(c), (i), (m), (y), or (aa) of the Credit Agreement (to the extent the terms of any agreement entered into in connection therewith do not permit such assets to be pledged as Collateral under this Agreement), except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, (iv) Additional Excluded Assets, (v) motor vehicles or movable goods the perfection of which would require notation upon or delivery of a certificate of title or similar documentation or registration, (vi) assets as to which the Collateral Agent and the Borrower agree in writing that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value of the Lenders of the security afforded thereby and (vii) Deposit Accounts of the type listed in clause (ii) of the definition of Excluded Accounts (the foregoing clauses (i) - (vii), “Excluded Property”).

No Grantor shall be required to take any action outside of the United States to create or perfect any security interest in assets located outside of the United States.

SECTION 4.
REPRESENTATIONS AND WARRANTIES

To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party that:

4.1. Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens except Liens permitted pursuant to Section 6.02 of the Credit Agreement. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Collateral Agent and each Secured Party understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Collateral Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2. Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) constitute valid perfected security interests in all of the Collateral in favor of the

Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and (b) are prior to all other Liens on the Collateral except Liens permitted pursuant to Section 6.02 of the Credit Agreement; provided that the representation and warranties in this paragraph shall not apply to any vehicles subject to certificate of title statutes.

4.3. Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 1 and Schedule 2 to the Perfection Certificate. Such Grantor has furnished to the Collateral Agent a certified charter, certificate of incorporation or other organization document and good standing certificate from its jurisdiction of organization as of a date which is recent to the date hereof.

4.4. [Reserved].

4.5. Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.6. Investment Property.

(a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 66% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

(b) All the shares of the Pledged Stock of a Subsidiary of the Borrower have been duly and validly issued and are fully paid and nonassessable.

4.7. Receivables. No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper with a value of $5,000,000 or greater which has not been delivered to the Collateral Agent.

4.8. Intellectual Property.

(a) Schedule 11 of the Perfection Certificate lists all material Intellectual Property owned by such Grantor in its own name on the date hereof.

(b) On the date hereof, all material Intellectual Property is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person.

(c) Except as set forth in Schedule 11 of the Perfection Certificate, on the date hereof, none of the material Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor, other than nonexclusive customer software licenses in the ordinary course of business.

(d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that would reasonably be expected to have a Material Adverse Effect.

(e) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any material Intellectual Property or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value of any material Intellectual Property.

4.9. Commercial Tort Claims. On the date hereof, no Grantor has rights in any Commercial Tort Claim with a reasonably anticipated value in excess of $5,000,000. Upon the filing of a financing statement referred to in Section 5.9 hereof against such Grantor in the jurisdiction specified in Schedule 6 to the Perfection Certificate (or as otherwise notified to the Collateral Agent in the case of any Person that becomes a Grantor after the date hereof or any Grantor that changes its jurisdiction of organization), the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for un-recorded liens permitted by the Credit Agreement which have priority over the Liens on such Collateral by operation of law.

SECTION 5.
COVENANTS

Each Grantor covenants and agrees with the Collateral Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full, either no Letter of Credit shall be outstanding or each outstanding Letter of Credit has been Cash Collateralized and the Commitments shall have terminated:

5.1. Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral having a face value in excess of $5,000,000 in the aggregate at any one time outstanding shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Collateral Agent, duly indorsed in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement. Notwithstanding anything set forth in this Agreement to the contrary, so long as no Event of Default has occurred and is continuing, no Grantor shall be required to deliver to the Collateral Agent any Instrument, Certificated Security or Chattel Paper to be held by the Collateral Agent as Collateral pursuant to this Agreement so long as the aggregate amount evidenced by all such Instruments, Certificated Securities and Chattel Paper does not exceed $5,000,000 at any one time outstanding; provided, that all Pledged Stock of Subsidiaries shall be delivered to the Collateral Agent regardless of its value.

5.2. Maintenance of Insurance. All insurance maintained by such Grantor pursuant to Section 5.02 of the Credit Agreement shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as insured party or loss payee, as applicable and customary, and (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause.

5.3. [Reserved].

5.4. Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b) Such Grantor will furnish to the Collateral Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

5.5. Changes in Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Collateral Agent (or such shorter period as to which the Collateral Agent may consent) and delivery to the Collateral Agent of all additional financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization from that referred to in Section 4.3, (ii) change the location of its chief executive office or (iii) change its name, except that no such notice shall be required in respect of any name change made on the Funding Date.

5.6. [Reserved].

5.7. Investment Property.

(a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Collateral Agent, such Grantor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction permitted by the Credit Agreement), or (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and Permitted Liens.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) with respect to the Investment Property issued by it, (iii) the terms of Section 6.3(c) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) with respect to the Investment Property issued by it and (iv) such Grantor shall comply with all instructions received by it from the Collateral Agent with respect to its equity interests (provided that the Collateral Agent agrees to give any such instructions only during the continuance of an Event of Default).

5.8. Intellectual Property.

(a) Such Grantor (either itself or through licensees) will, except with respect to any Trademark that such Grantor shall reasonably determine is of immaterial economic value to it or otherwise reasonably determines not to do so, (i) continue to use each Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use reasonable efforts to employ such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless within 45 days after such use or adoption the Collateral Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) Such Grantor will not, except with respect to any Patent that such Grantor shall reasonably determine is of immaterial economic value to it or otherwise reasonably determines to do so, do any act, or omit to do any act, whereby any Patent may become forfeited, abandoned or dedicated to the public.

(c) Such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not do any act whereby any material portion of the Copyrights may fall into the public domain.

(d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

(e) Such Grantor will promptly notify the Collateral Agent and the Lenders if it knows that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Collateral Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs and execute and deliver, and have recorded with the United States Patent and Trademark Office or US Copyright Office short form security agreements in form and substance reasonably acceptable to the Collateral Agent and any and all other agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the other Secured Parties’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g) Such Grantor will, except with respect to any Intellectual Property that such Grantor shall reasonably determine is of immaterial economic value to it or otherwise reasonably determines not to do so, take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party which would reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries taken as a whole, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is reasonably deemed by the Grantor to be of material economic value, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

5.9. Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with a reasonably anticipated value in excess of $5,000,000, such Grantor shall within 90 days of obtaining such interest sign and deliver documentation acceptable to the Collateral Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

5.10. Control Agreements. Each Grantor shall promptly enter in Control Agreements with respect to each of the Grantor’s Deposit Accounts, Securities Accounts and Commodities Accounts (other than Excluded Accounts). The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any instructions directing the disposition of funds, Securities Entitlements or other property held in any such Deposit Account, Securities Account or Commodity Account or withhold any withdrawal rights from any Grantor with respect to any such funds, Securities Entitlements or other property from time to time credited to any Deposit Account, Securities Account or Commodity Account unless an Event of Default has occurred and is continuing.

SECTION 6.
REMEDIAL PROVISIONS

6.1. Certain Matters Relating to Receivables.

(a) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Collateral Agent’s reasonable direction and control, and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the

Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At the Collateral Agent’s reasonable request during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

6.2. Communications with Obligors; Grantors Remain Liable.

(a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts.

(b) Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3. Pledged Stock.

(a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document. The Collateral Agent shall, at the relevant Grantor’s sole cost and expense, execute and deliver (or cause to be executed and delivered) to such Grantor all proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to this Section.

(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Collateral Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it and except for its gross negligence or willful misconduct, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Collateral Agent.

6.4. Proceeds To Be Turned Over to Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing and the Collateral Agent shall have given notice to the Grantor of its exercise of its rights under this Section 6.4, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5. Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not as a Lender) and all advances made by the Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Secured Parties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

6.6. Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the other Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, sublicense, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral

Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.

SECTION 7.
THE COLLATERAL AGENT

7.1. Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby and after the occurrence and during the continuation of an Event of Default, to grant itself a license or sublicense to all applicable intellectual property in the Collateral to exercise the Collateral Agent’s rights under this Agreement;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof, provided that if such taxes are being contested in good faith and by appropriate proceedings, the Collateral Agent will consult with such Grantor before making any such payment;

(iv) execute, in connection with any sale provided for in Section 6.6, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due Base Rate Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2. Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or failure to comply with mandatory provisions of applicable law.

7.3. Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all assets” or words of similar effect in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4. Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.
MISCELLANEOUS

8.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.1 of the Credit Agreement.

8.2. Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

8.5. Set-Off. In addition to any rights and remedies of the Secured Parties provided by law, each Lender shall have the right, without prior notice to each Grantor, any such notice being expressly waived by each Grantor to the extent permitted by applicable law, upon the filing of a petition under any of the provisions of the federal bankruptcy code or amendments thereto, by or against; the making of an assignment for the benefit of creditors by; the application for the appointment, or the appointment, of any receiver of, or of any substantial portion of the property of; the issuance of any execution against any substantial portion of the property of; the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or the issuance of a warrant of attachment against any substantial portion of the property of; such Grantor to set off and apply against any indebtedness, whether matured or unmatured, of such Grantor to such Lender, any amount owing from such Lender to such Grantor, at or at any time after, the happening of any of the above mentioned events, and as security for such indebtedness, such Grantor hereby grants to each Lender a continuing security interest in any and all deposits, accounts or moneys of such Grantor then or thereafter maintained with such Lender, subject in each case to subsection 11.7(a) of the Credit Agreement. The aforesaid right of set off may be exercised by such Lender against such Grantor or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of such Grantor, or against anyone else claiming through or against such Grantor or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify such Grantor and the Collateral Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set off and application.

8.6. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement shall become effective and shall be binding on Borrower upon the execution of a counterpart hereof by the Collateral Agent and Borrower.

8.7. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.8. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.9. Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.11. Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.12. Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Collateral Agent nor any Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.13. Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 5.12 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.14. Releases.

(a) At such time as the Loans, the amounts owed to the Issuing Bank in respect of Letters of Credit and the other Obligations shall have been paid in full, the Commitments have been terminated and either no Letters of Credit shall be outstanding or each outstanding Letter of Credit has been cash collateralized in a manner acceptable to the Issuing Bank, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor to a Person that is not a Grantor in a transaction permitted by the Credit Agreement, then the Collateral Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement or such Guarantor becomes an Excluded Subsidiary; provided that the Borrower shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the proposed release (or such shorter period of time as to which the Collateral Agent may consent), a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

8.15. WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

NEW DEVELOPMENT HOLDINGS, LLC

By:
Name:
Title:

[EACH GRANTOR],

By:
Name:
Title:

Accepted and Agreed to:

CREDIT SUISSE AG, as Collateral Agent

By:
Name:
Title:

Schedule 1

NOTICE ADDRESSES OF GRANTORS

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of [            ], 2010 (the “Agreement”), made by the Grantors parties thereto for the benefit of Credit Suisse AG, as Collateral Agent. The undersigned agrees for the benefit of the Collateral Agent and the other Secured Parties as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) of the Agreement.

3. The terms of Section 6.3(c) of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) of the Agreement and the undersigned will comply with all instructions received by it from the Collateral Agent.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

Annex 1 to
Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of                     , 200  , made by                                          (the “Additional Grantor”), in favor of Credit Suisse AG, as collateral agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, New Development Holdings, LLC (the “Borrower”), the Lenders and the Administrative Agent have entered into a Credit Agreement, dated as of June [            ], 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of [            ], 2010 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Collateral Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.13 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement and the Perfection Certificate. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date). The Additional Guarantor hereby grants to the Collateral Agent for the benefit of the Secured Parties a Security interest in all of its Collateral (as such term is defined in the Guarantee and Collateral Agreement) as security for the Obligations (as such term is defined in the Guarantee and Collateral Agreement).

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1-A to
Assumption Agreement

Supplement to Schedule 1 to Guarantee and Collateral Agreement

Supplement to Schedule 1 of the Perfection Certificate

Supplement to Schedule 2 of the Perfection Certificate

Supplement to Schedule 7 of the Perfection Certificate

Supplement to Schedule 10 of the Perfection Certificate

Supplement to Schedule 11 of the Perfection Certificate

EXHIBIT F

FORM OF AFFILIATE SUBORDINATION AGREEMENT

New York, New York
[date]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is an Affiliate Subordinate Agreement referred to in the Credit Agreement dated as of June [ ], 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among New Development Holdings, LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors, the Lenders, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and joint book runners, the other agents party thereto, and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and collateral agent for the Secured Parties and as Issuing Bank, and is subject to the terms thereof, and shall be pledged by each Payee pursuant to the Guarantee and Collateral Agreement, to the extent required pursuant to the terms thereof. Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement and the Guarantee and Collateral Agreement with respect to this Note. In the event of any conflict between the terms hereof and the terms of the Credit Agreement, the terms of the Credit Agreement shall prevail.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is Borrower or a Subsidiary Guarantor to any Payee other than Borrower shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor under the Credit Agreement, including, without limitation, where applicable, under such Payor’s guarantee of the Obligations under the Credit Agreement (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any default occurs and is continuing with respect to any Senior Indebtedness (including any Default under the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent[, the Issuing Bank] and the Lenders and the Administrative Agent[, the Issuing Bank] and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of the itself[, the Issuing Bank] and the Lenders, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not Borrower or a Subsidiary Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

From time to time after the date hereof, additional Persons may become parties hereto by executing a signature page hereto, which shall automatically be incorporated into this Note. Upon delivery of such signature page, notice of which is hereby waived by the other Payors and Payees, such Person (the

“Additional Party”) shall become a Payor or a Payee hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder.

[Signature Page Follows]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

NEW DEVELOPMENT HOLDINGS, LLC

By:
Name:
Title:

INSTRUMENT OF TRANSFER

FOR VALUE RECEIVED, each of the parties listed on Schedule I appended hereto, hereby sells, assigns and transfers unto                                                                                   all of its interests in, to, and under that certain Affiliate Subordinate Agreement dated [                    ] and issued by any of the parties listed on Schedule I having a principal amount as is outstanding from time to time and does hereby irrevocably constitute and appoint                                                               attorney to transfer such Affiliate Subordinate Agreement with full power of substitution in the premises.

Date:

[Borrower and Subsidiary Guarantors]

By:
Name:
Title:

SCHEDULE I

[List All Payees]

EXHIBIT G-1

FORM OF OPINION OF WHITE & CASE LLP

[Provided under separate cover.]

G-1-1

EXHIBIT G-2

FORM OF OPINION OF KIRKLAND & ELLIS LLP

[Provided under separate cover.]

G-2-1

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

I, [                    ], the [Financial Officer] of [                                        ] (in such capacity and not in my individual capacity), hereby certify that, with respect to that certain Credit Agreement dated June [    ], 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meaning given to them in the Credit Agreement) among New Development Holdings, LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors, the Lenders, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and joint book runners, the other agents party thereto, and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and collateral agent for the Secured Parties and as Issuing Bank:

a. Attached hereto as Schedule 1 are detailed calculations demonstrating compliance by Borrower and its Subsidiaries with Sections 6.10, 6.11 and 6.12 of the Credit Agreement. Borrower and its Subsidiaries are in compliance with such Sections as of the fiscal [quarter] [year] ended [            ], 201[    ].9 Attached hereto as Schedule 2 are detailed calculations setting forth the Borrower’s Excess Cash Flow. [Attached hereto as Schedule 3 is the report of [accounting firm.]]10

b. As of the fiscal [quarter] [year] ended [            ], 201[    ], no Default has occurred under the Credit Agreement which has not been previously disclosed, in writing, to the Administrative Agent pursuant to a Compliance Certificate.11

9
Such calculations shall be in reasonable detail satisfactory to the Administrative Agent and shall include, among other things, an explanation of the methodology used in such calculations and a breakdown of the components of such calculations.

10
To accompany annual financial statements only. The report must opine or certify that, with respect to its regular audit of such financial statements, which audit was conducted in accordance with GAAP, the accounting firm obtained no knowledge that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof.

11
If a Default shall have occurred, an explanation specifying the nature and extent of such Default shall be provided on a separate page together with an explanation of the corrective action taken or proposed to be taken with respect thereto (include, as applicable, information regarding actions, if any, taken since prior certificate).

Dated this [    ] day of [            ], 20[    ].

[ ]

By:
Name:
Title: [Financial Officer]

SCHEDULE 1

Financial Covenants

(A) Capital Expenditures (Section 6.10)

Capital Expenditures:

Covenant Requirement:	No more than [ ]

[Carryforward Amount/Pullback Amount used:]

In compliance:	[Yes/No]

(B) Interest Coverage Ratio: Consolidated EBITDA to Consolidated Cash Interest Expense (Section 6.11)

Consolidated EBITDA

Consolidated Cash Interest Expense

Consolidated EBITDA to Consolidated Cash Interest Expense	[ ]:1.00

Covenant Requirement	No more than [ ]:1.00

In Compliance	[Yes/No]

(C) Maximum Leverage Ratio: Total Net Debt to Consolidated EBITDA (Section 6.12)

Total Net Debt for the four quarter period ended [ ], 20[ ]

Consolidated EBITDA

Total Net Debt to Consolidated EBITDA	[ ]:1.00

Covenant Requirement	No more than [ ]:1.00

In Compliance:	[Yes/No]

SCHEDULE 2

Excess Cash Flow Calculation:

The excess of the sum of:

1. Consolidated EBITDA for fiscal [quarter][year ended [ ], 20[ ]

2. reductions to noncash working capital of the Borrower and the Subsidiaries

(A) Sum:

Over the sum, without duplication, of:

1. Taxes payable in cash by the Borrower and the Subsidiaries

2. Consolidated Cash Interest Expense

3.      Capital Expenditures made in cash in accordance with Section 6.10 (other than Capital Expenditures made from the Available Amount Basket pursuant to Section 6.10(b)(i) or Section 6.10(b)(iv), except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA

4.      permanent repayments of Indebtedness (other than mandatory prepayments of Loans under clauses (b), (c), (e) and except to the extent reflected in Consolidated EBITDA for such quarter, (f) of Section 2.13) made in cash by the Borrower and the Subsidiaries during such fiscal quarter, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness

5.      amounts added back to Consolidated Net Income in determining Consolidated EBITDA for such quarter pursuant to clauses (a)(viii), (a)(x) (to the extent constituting items described in clauses (b) or (c) of the definition of Restructuring Costs), (a)(xi), (a)(xii) and (a)(xiii) of the definition thereof

6. Restricted Payments paid pursuant to Section 6.06(a)(v)

7. additions to noncash working capital

(B) Sum:

(A) – (B) = Excess Cash Flow:

EXHIBIT I-1

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the CREDIT AGREEMENT (the “Credit Agreement”) dated as of [            ], 2010 among NEW DEVELOPMENT HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the Lenders, and CREDIT SUISSE AG, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.20(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

I-1-1

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

I-1-2

EXHIBIT I-2

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the CREDIT AGREEMENT (the “Credit Agreement”) dated as of [            ], 2010 among NEW DEVELOPMENT HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the Lenders, and CREDIT SUISSE AG, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.20(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the a United States trade or business conducted by the undersigned or its partners/members.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

I-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

I-2-2

EXHIBIT I-3

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the CREDIT AGREEMENT (the “Credit Agreement”) dated as of [            ], 2010 among NEW DEVELOPMENT HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the Lenders, and CREDIT SUISSE AG, as administrative agent and as collateral agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.20(e) and Section 9.04(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished its participating non-U.S. Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

I-3-1

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

I-3-2

EXHIBIT I-4

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the CREDIT AGREEMENT (the “Credit Agreement”) dated as of [            ], 2010 among NEW DEVELOPMENT HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the Lenders, and CREDIT SUISSE AG, as administrative agent and as collateral agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.20(e) and Section 9.04(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned’s or its partners/members.

The undersigned has furnished its participating non-U.S. Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

I-4-1

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

I-4-2

EXHIBIT J

Form of
CONTROL AGREEMENT

This CONTROL AGREEMENT CONCERNING DEPOSIT ACCOUNTS (this “Control Agreement”), dated as of [            ], by and among [            ] (the “Pledgor”), CREDIT SUISSE AG, as collateral agent for the Secured Parties (the “Collateral Agent”) and [            ] (the “Bank”), is delivered pursuant to Section 5.14 of that certain credit agreement dated as of [            ], 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among New Development Holdings, LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors, the Lenders, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners, Credit Suisse AG, as administrative agent (in such capacity, “Administrative Agent”), as Issuing Bank and as Collateral Agent, and the other agents party thereto. This Control Agreement is for the purpose of perfecting the security interests of the Secured Parties granted by the Pledgor in the Designated Accounts described below. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement or Guarantee and Collateral Agreement, as applicable.

Section 1. Confirmation of Establishment and Maintenance of Designated Accounts. The Bank hereby confirms and agrees that (i) the Bank has established for the Pledgor and maintains the deposit account(s) listed in Schedule 1 annexed hereto (such account(s), together with each such other deposit account maintained by the Pledgor with the Bank collectively, the “Designated Accounts” and each a “Designated Account”), (ii) each Designated Account will be maintained in the manner set forth herein until termination of this Control Agreement, (iii) the Bank is a “bank,” as such term is defined in the UCC, (iv) this Control Agreement is the valid and legally binding obligation of the Bank and (v) each Designated Account is a “deposit account” as such term is defined in Article 9 of the UCC.

Section 2. Control. The Bank shall comply with instructions originated by the Collateral Agent without further consent of the Pledgor or any person acting or purporting to act for the Pledgor being required, including, without limitation, directing disposition of the funds in each Designated Account. The Bank shall also comply with instructions directing the disposition of funds in each Designated Account originated by the Pledgor or its authorized representatives until such time as the Collateral Agent delivers a Notice of Sole Control pursuant to Section 8(i) hereof to the Bank. The Bank shall comply with, and is fully entitled to rely upon, any instruction from the Collateral Agent, even if such instruction is contrary to any instruction that the Pledgor may give or may have given to the Bank.

Section 3. Subordination of Lien; Waiver of Set-Off. The Bank hereby agrees that any security interest in, lien on, encumbrance, claim or (except as provided in the next sentence) right of setoff against, any Designated Account or any funds therein it now has or subsequently obtains shall be subordinate to the security interest of the Collateral Agent in the Designated Accounts and the funds therein or credited thereto. The Bank agrees not to exercise any present or future right of recoupment or set-off against any of the Designated Accounts or to assert against any of the Designated Accounts any present or future security interest, banker’s lien or any other lien or claim (including claim for penalties) that the Bank may at any time have against or in any of the Designated Accounts or any funds therein; provided, however, that the Bank may set off (i) all amounts due to the Bank in respect of its customary fees and expenses for the routine maintenance and operation of the Designated Accounts, including overdraft fees, and (ii) the face amount of any checks or other items which have been credited to any Designated Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 4. Choice of Law. Both this Control Agreement and the Designated Accounts shall be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Bank’s jurisdiction and the Designated Account(s) shall be governed by the law of the State of New York.

Section 5. Conflict with Other Agreements; Amendments. As of the date hereof, there are no other agreements entered into between the Bank and the Pledgor with respect to any Designated Account or any funds credited thereto (other than standard and customary documentation with respect to the establishment and maintenance of such Designated Accounts). The Bank and the Pledgor will not enter into any other agreement with respect to any Designated Account unless the Collateral Agent shall have received prior written notice thereof. The Bank and the Pledgor have not and will not enter into any other agreement with respect to control of the Designated Accounts or purporting to limit or condition the obligation of the Bank to comply with any orders or instructions with respect to any Designated Account as set forth in Section 2 hereof without the prior written consent of the Collateral Agent acting in its sole discretion. In the event of any conflict with respect to control over any Designated Account between this Control Agreement (or any portion hereof) and any other agreement now existing or hereafter entered into, the terms of this Control Agreement shall prevail. No amendment or modification of this Control Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all the parties hereto.

Section 6. Certain Agreements. As of the date hereof, the Bank has furnished to the Collateral Agent the most recent account statement issued by the Bank with respect to each of the Designated Accounts and the cash balances held therein. Each such statement accurately reflects the assets held in such Designated Account as of the date thereof.

Section 7. Notice of Adverse Claims. Except for the claims and interest of the Secured Parties and of the Pledgor in the Designated Accounts, the Bank on the date hereof does not know of any claim to, security interest in, lien on, or encumbrance against, any Designated Account or in any funds credited thereto and does not know of any claim that any person or entity other than the Collateral Agent has been given control (within the meaning of Section 9-104 of the UCC) of any Designated Account or any such funds. If the Bank becomes aware that any person or entity is asserting any lien, encumbrance, security interest or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process or any claim of control) against any funds in any Designated Account, the Bank shall promptly notify the Collateral Agent and the Pledgor thereof.

Section 8. Maintenance of Designated Accounts. In addition to the obligations of the Bank in Section 2 hereof, the Bank agrees to maintain the Designated Accounts as follows:

(i) Notice of Sole Control. If at any time the Collateral Agent delivers to the Bank a notice instructing the Bank to terminate Pledgor’s access to any Designated Account (the “Notice of Sole Control”), the Bank agrees that, within 1 Business Day after receipt of such notice, it will take all instruction with respect to such Designated Account solely from the Collateral Agent, terminate all instructions and orders originated by the Pledgor with respect to the Designated Accounts or any funds therein, and cease taking instructions from the Pledgor, including, without limitation, instructions for distribution or transfer of any funds in any Designated Account.

(ii) Statements and Confirmations. The Bank will send copies of all statements and other correspondence (excluding routine confirmations) concerning any Designated Account simultaneously to the Pledgor and the Collateral Agent at the address set forth in Section 10 hereof. The Bank will promptly provide to the Collateral Agent, upon request therefor from time to time and, in any event, as of the last Business Day of each calendar month, a statement of the cash balance in each Designated Account. The Bank shall not change the name or account number of any Designated Account without the prior written consent of the Collateral Agent.

Section 9. Successors; Assignment. The terms of this Control Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors and permitted assignees.

Section 10. Notices. Any notice, request or other communication required or permitted to be given under this Control Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or five (5) Business Days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Pledgor:	[ ]
[Address]
Attention:
Telecopy:
Telephone:

with copy to:

[ ]
[Address]
Attention:
Telecopy:
Telephone:

Bank:	[ ]
[ ]
[ ]
Attention:
Telecopy:
Telephone:

Collateral
Agent:	Credit Suisse AG
1100 Madison Avenue
New York, NY 10010
Attention:
Telecopy:
Telephone:

Any party may change its address for notices in the manner set forth above.

Section 11. Termination.

(i) Except as otherwise provided in this Section 11, the obligations of the Bank hereunder and this Control Agreement shall continue in effect until the security interests of the Collateral Agent in the Designated Accounts and any and all funds therein have been terminated pursuant to the terms of the Guarantee and Collateral Agreement and the Collateral Agent has notified the Bank of such termination in writing.

(ii) The Bank, acting alone, may terminate this Control Agreement at any time and for any reason by written notice delivered to the Collateral Agent and the Pledgor not less than sixty (60) days prior to the effective termination date.

(iii) Prior to any termination of this Control Agreement pursuant to this Section 11, the Bank hereby agrees that it shall promptly take, at Pledgor’s sole cost and expense, all reasonable actions necessary to facilitate the transfer of any funds in the Designated Accounts as follows: (a) in the case of a termination of this Control Agreement under Section 11(i), to the institution designated in writing by Pledgor; and (b) in all other cases, to the institution designated in writing by the Collateral Agent.

Section 12. Fees and Expenses. The Bank agrees to look solely to the Pledgor for payment of any and all fees, costs, charges and expenses incurred or otherwise relating to the Designated Accounts and services provided by the Bank hereunder (collectively, the “Account Expenses”), and the Pledgor agrees to pay such Account Expenses to the Bank on demand therefor. The Pledgor acknowledges and agrees that it shall be, and at all times remains, solely liable to the Bank for all Account Expenses.

Section 13. Severability. If any term or provision set forth in this Control Agreement shall be invalid or unenforceable, the remainder of this Control Agreement, other than those provisions held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

Section 14. Counterparts. This Control Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Control Agreement by signing and delivering one or more counterparts.

[signature page follows]

EXHIBIT K

Form of
PERFECTION CERTIFICATE

[Provided under separate cover.]

K-1

EXHIBIT L

Form of
AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of June [            ], 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement) among New Development Holdings, LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors, the Lenders, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and joint book runners, the other agents party thereto, and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and collateral agent for the Secured Parties and as Issuing Bank.

The Assignor identified on Schedule I hereto (the “Assignor”) and the Assignee identified on Schedule I hereto (the “Assignee”) agree as follows:

The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), (i) the interest described in Schedule I hereto in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule I hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule I hereto and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

The Assignee represents and warrants that (a) it is legally authorized to enter into this Assignment and Assumption, (b) it is an Affiliated Lender or a Purchasing Borrower Party; (c) to the best of such Assignee’s knowledge (other than if such Assignee is the Company), no Default or Event of Default has occurred or is continuing or would result from the assignment and assumption contemplated hereby; (d) the Assigned Facilities do not constitute Revolving Credit Commitments or Revolving Loans; [(e) after giving effect to the assignment and assumption contemplated hereby, there are no Revolving Loans outstanding]12 and [(e)] [(f)] after giving effect to the assignment and assumption contemplated hereby, Affiliated Lenders in the aggregate will own less than 25% of the aggregate principal amount of the Term Loans then outstanding.

The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 5.04 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (b) does not have any material non-public information (“MNPI”) with respect to Company or any of its Subsidiaries or the securities of any of the foregoing Persons that (A) has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to any Company or any of its Subsidiaries or the securities of any of the foregoing Persons) and (B) could reasonably be expected to have a material effect upon, or otherwise be material to a Term Loan Lender’s decision to assign Term Loans to the Assignee; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including its obligations pursuant to Section 9.16 of the Credit Agreement.

The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule I hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date.

Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued prior to or on the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement, and to the extent of the Assigned Interest, have the rights and obligations of a Lender under the Credit Agreement and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

12	Include only if assignment is to a Purchasing Borrower Party.

THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule I hereto.

.

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:
Accepted for Recordation in the Register:

CREDIT SUISSE AG, as Administrative Agent

By:
Name:
Title:

SCHEDULE I

Assignor[s]13	Assignee[s]14	Principal Amount of Loans for all Lenders15	Principal Amount of Loans Assigned	Effective Date
		$	$
		$	$

13	List each Assignor, as appropriate.

14	List each Assignee, as appropriate.

15
Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the trade date and the Effective Date.